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ABOUT THIS PROSPECTUS

Filed pursuant to Rule 424(b)(3)
Registration No. 333-160268

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 7, 2009

PROSPECTUS SUPPLEMENT
(To prospectus dated August 25, 2009)

4,000,000 Shares

GEOKINETICS INC.

Common Stock

Geokinetics Inc. is offering 4,000,000 shares of its common stock.

Our common stock is listed on the NYSE Amex under the symbol "GOK." The last reported sale price of our common stock as reported on the NYSE Amex on December 4, 2009 was $12.42 per share.

Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page S-14 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Geokinetics Inc.	$	$

The underwriters may also purchase up to an additional 600,000 shares from us, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about December         , 2009.

Joint Book Running Managers
RBC Capital Markets	Raymond James

Co-Managers
Capital One Southcoast
Howard Weil Incorporated	Pritchard Capital Partners, LLC

December         , 2009.

S-i

 ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about securities we may offer from time to time. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. Before you invest in our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information" in this prospectus supplement.

              You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any "free writing prospectus" we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where such offer or sale would be unlawful. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents, or any information that we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

S-ii

 NON-GAAP FINANCIAL MEASURES

              This prospectus supplement contains "non-GAAP financial measures," that is, financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. Specifically, we make use of the non-GAAP measure "EBITDA." We also make use of ratios based on this non-GAAP measure (including pro forma presentations thereof).

              We define EBITDA as net income (loss) (the most directly generally accepted accounting principle, or "GAAP," financial measure) before interest, taxes, other income (expense) (including foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and depreciation and amortization. "EBITDA," as defined, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, we believe EBITDA is useful to an investor in evaluating our operating performance because this measure:

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  is widely used by investors in the energy industry to measure a company's operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

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  helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating structure; and

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  is used by us for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.

              There are significant limitations to using EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies.

              EBITDA (including any pro forma presentation thereof) has limitations as an analytical tool, and you should not consider this measure in isolation from, or as a substitute for analysis of, our financial information reported under GAAP. Some of these limitations are:

  •
  it does not reflect cash outlays for capital expenditures or future contractual commitments;

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  it does not reflect changes in, or cash requirements for, working capital;

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  it does not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

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  it does not reflect income tax expense or the cash necessary to pay income taxes;

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  it does not reflect amortization of our multi-client data library, which has and will require substantial cash investments;

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  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA (including any pro forma presentation thereof) does not reflect cash requirements for such replacements; and

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  other companies, including other companies in our industry, may not use such measure or may calculate the measures differently than as presented in this prospectus supplement, limiting its usefulness as a comparative measure.

              Because of these limitations, neither EBITDA (including any pro forma presentations thereof) nor any related ratio using such measure should be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness.

S-iii

FORWARD-LOOKING STATEMENTS

              This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are often accompanied by words such as "believe," "should," "anticipate," "plan," "expect," "potential," "scheduled," "estimate," "intend," "seek," "goal," "may" and similar expressions. These statements include, without limitation, statements about our acquisition of PGS Onshore, our market opportunity, our growth strategy, competition, expected activities and future acquisitions and investments and the adequacy of our available cash resources. Investors are urged to read these statements carefully, and are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, regulatory, competitive and other factors that may affect our business. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, we do not assume any responsibility for the accuracy and completeness of such statements in the future.

              Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:

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  our ability to successfully value PGS Onshore and to integrate it into our existing operations;

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  an ability to close the concurrent note offering, and the description of the terms we expect the notes to have;

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  a decline in capital expenditures by oil and gas exploration and production companies;

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  market developments affecting, and other changes in, the demand for seismic data and related services;

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  the timing and extent of changes in the price of oil and gas;

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  our future capital requirements and availability of financing on satisfactory terms;

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  availability or increases in the price of seismic equipment;

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  availability of crew personnel and technical personnel;

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  competition;

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  technological obsolescence of our seismic data acquisition equipment;

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  the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions;

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  the effects of weather or other delays on our operations;

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  cost and other effects of legal proceedings, settlements, investigations and claims, including liabilities which may not be covered by indemnity or insurance;

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  governmental regulation; and

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  the political and economic climate in the foreign or domestic jurisdictions in which we conduct business.

              We have also discussed the risks to our business under the caption "Risk Factors" beginning on page S-14. Given these risks and uncertainties, we can give no assurances that results projected in any forward-looking statements will in fact occur and therefore caution investors not to place undue reliance on them. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement and the documents incorporated by reference herein might not occur.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

              Unless the context indicates otherwise, all references to "Geokinetics," "we," "our," "ours" and "us" refer to Geokinetics Inc. and its consolidated subsidiaries. The following summary highlights significant aspects of our business and this offering, but it does not include all the information you should consider prior to making an investment decision with respect to the purchase of our common stock. This prospectus supplement contains forward-looking statements that involve risks and uncertainties. You should read this entire prospectus supplement and the accompanying prospectus, including the information set forth under "Risk Factors" and the financial statements and related notes incorporated by reference in this prospectus supplement, before making an investment decision.

              We are also conducting a concurrent note offering to finance the PGS Onshore acquisition, as described below. References in this prospectus supplement to PGS Onshore refer to the on-shore seismic and multi-client seismic library business of Petroleum Geo-Services ASA, a Norwegian corporation, that we have agreed to acquire. When we refer to the PGS Onshore acquisition, we refer to the acquisition of PGS Onshore and related financing, including the issuance of common stock to Petroleum Geo-Services, this offering and the concurrent offering of senior secured notes by our subsidiary, Geokinetics Holdings, Inc. The PGS Onshore acquisition is expected to close in the first quarter of 2010, after obtaining any approvals required under competition laws and satisfaction of customary closing conditions. Pro forma financial and operating information contained or incorporated by reference herein includes the results of operations of PGS Onshore and the related financing. Closing of this offering is not conditioned on closing the PGS Onshore acquisition and related financing.

Our Business

              We are a full-service, global provider of seismic data acquisition and seismic data processing and interpretation services. We believe that, pro forma for the PGS Onshore acquisition, we will be the second-largest provider of seismic data acquisition services in land, transition zone (marsh and swamp) and shallow water environments based on total worldwide crew count. We currently have the ability to deploy up to 25 seismic crews with approximately 120,000 recording channels, and pro forma for the PGS Onshore acquisition, will have the ability to deploy up to 38 seismic crews with 204,000 recording channels. Our services are used by oil and natural gas exploration and production ("E&P") companies to identify and analyze drilling prospects, maximize drilling success, optimize field development and enhance production economics.

              We seek to differentiate ourselves from our competitors through our focus on harsh environments, difficult to shoot locations and the innovative application of our specialized equipment and processes. We primarily perform three-dimensional ("3D") seismic data surveys for E&P customers, which include many national oil and gas companies, major international oil and gas companies and public and private independent operators. In addition, we perform a significant amount of work for seismic data library companies that acquire seismic data to license to E&P companies rather than for their own use.

The PGS Onshore Acquisition

              On December 3, 2009, we agreed to acquire PGS Onshore. This business has the ability to deploy 13 seismic crews, nine of which are currently active, with over 84,000 recording channels. The PGS Onshore acquisition will provide us a significant business expansion into Mexico, where PGS Onshore has three active crews. This acquisition will also expand our business into Alaska, where PGS Onshore employs a crew using specialized seismic vehicles designed for the environmentally sensitive arctic region. The PGS Onshore acquisition will substantially increase our multi-client seismic library. We currently have a library that, upon completion of current surveys in progress, will cover 742 square miles and, as a result of the acquisition, we will acquire a seismic library covering an additional 5,500 square miles located primarily in Texas, Oklahoma, Wyoming and Alaska.

              Pro forma for the PGS Onshore acquisition, we will have leased seismic data acquisition, processing, maintenance, office and warehouse facilities in the United States, Australia, Bangladesh, Brazil, Columbia, Canada, Ecuador, Egypt, Indonesia, Singapore, the United Arab Emirates, Venezuela, Bolivia, the Republic of Trinidad and Tobago, Angola, Mozambique, Peru, Mexico, Libya and Tunisia.

              The following table provides information on our and PGS Onshore's historical operations, and our operations on a pro forma basis assuming the consummation of the PGS Onshore acquisition, as of September 30, 2009.

	Historical
			Pro Forma
		PGS Onshore
	Geokinetics		Geokinetics
Channel equipment (in thousands)	120	84	204
Vibrator equipment	68	84	152
Crew capacity	25	13	38
Multi-Client library (sq. mi.)	742	5,500	6,242
Employees	4,077	3,514	7,591

              The purchase price for PGS Onshore is $210.0 million, consisting of $183.3 million in cash and 2,153,616 shares of our common stock, subject to adjustment, primarily for changes in working capital. We will refinance our existing senior credit facility and repay existing borrowings thereunder and repay our capital lease and other obligations, which totalled approximately $75.4 million as of September 30, 2009. We will also be required to pay commissions, fees and expenses associated with the financing of the acquisition, which we estimate to be approximately $21.0 million. We plan to finance the acquisition from the following sources, in millions:

Common stock offered hereby	$49.7
Concurrent note offering	275.0
Common stock issued to Petroleum Geo-Services	26.1

Total	$350.8

              We intend to use the net proceeds of this common stock offering to fund a portion of the PGS Onshore acquisition, and plan to use any remaining net proceeds for general corporate purposes, which may include the costs to mobilize our seismic crews. While we are conducting the concurrent note offering and plan to use the proceeds of the note offering to finance a portion of the PGS Onshore acquisition, this common stock offering is expected to close prior to the note offering, and is not contingent on the note offering. We have received a bridge financing commitment to finance the PGS Onshore acquisition, which we can use if we are unable to close the note offering. If the PGS Onshore acquisition is not completed, we intend to use the net proceeds of this offering for general corporate purposes, which may include the costs to mobilize our seismic crews.

              We expect to close the PGS Onshore acquisition in the first quarter of 2010. The consummation of the PGS Onshore acquisition is subject to a number of customary closing conditions. We currently believe that we will be able to satisfy all of the conditions to the closing of the PGS Onshore acquisition, but the closing of the common stock offering is not contingent on the closing of the PGS Onshore acquisition. Under the terms of the concurrent note offering we will deposit into escrow 101% of the aggregate issue price of the notes plus accrued interest thereon from and including the issue date of the notes to, but excluding March 15, 2010. This amount will represent approximately $16.5 million more than the net proceeds of the note offering. If we do not consummate the PGS Onshore acquisition on or before the termination date of the escrow we will use the escrowed amounts to redeem the notes.

    The Purchase Agreement

              We have entered into a purchase agreement with Petroleum Geo-Services and certain of its subsidiaries that own the PGS Onshore business. In addition, pursuant to the purchase agreement, we agreed to assume approximately $20.7 million of current liabilities associated with the ordinary course obligations of PGS Onshore. The purchase agreement is included as an exhibit to a Current Report on Form 8-K that we filed with the SEC. See "Where You Can Find More Information." In the purchase agreement, we and PGS Onshore make representations and warranties about our respective businesses and financial statements. The closing of the PGS Onshore acquisition is subject to the representations and warranties being true in all material respects at closing and certain other customary closing conditions, including any applicable waiting periods and approvals applicable to the acquisition under competition laws in the U.S. and Mexico having expired or been obtained, without any conditions or terms that would result in a material adverse effect on Geokinetics and our subsidiaries together with the PGS Onshore business being acquired, taken as a whole.

              In the purchase agreement we have agreed to give Petroleum Geo-Services the right to purchase a proportionate amount of shares of our common stock or securities convertible into our common stock in any private placements (or registered direct offerings) that we make for cash, so long as Petroleum Geo-Services owns 10% or more of our common stock.

              Prior to the closing of the PGS Onshore acquisition, PGS Onshore will use commercially reasonable efforts to remove portions of Petroleum Geo-Services' data processing business and certain other assets from the corporate entities that we are purchasing. If removal of these items requires consents under contracts that are not received prior to such closing, we have agreed to continue to be the prime contracting party under the contract and to cooperate with Petroleum Geo-Services to continue to service those contracts.

              We expect to close the PGS Onshore acquisition in the first quarter of 2010. If the acquisition is not closed on or before February 15, 2010, the purchase agreement terminates, but such termination will not relieve any party of liability for breach of the agreement.

    Board of Directors

              In connection with the PGS Onshore acquisition, we have agreed to expand our board of directors from seven to nine members, and to appoint two persons selected by Petroleum Geo-Services as directors. One of these two persons must be independent as defined by the rules of the NYSE Amex. We have agreed to use reasonable best efforts to nominate two persons selected by Petroleum Geo-Services at each annual meeting of our stockholders, one of which must be independent, for so long as Petroleum Geo-Services owns at least 10% of our outstanding shares of common stock, and have agreed to nominate one person as a director for so long as Petroleum Geo-Services owns at least 5% of our common stock.

              Avista Capital Partners, L.P. ("Avista") and the other holders of our series B preferred stock have agreed to vote the shares of common stock and series B-1 preferred stock it owns for election of the Petroleum Geo-Services nominees at the 2010 and 2011 annual meetings of our stockholders.

Our Strengths

              Leading provider with a global footprint and balanced market presence.    On a pro forma basis, we believe we will be the second-largest global provider of seismic data acquisition services in land, transition zone and shallow water environments based on total worldwide crew count, with pro forma office locations in 30 countries and over the past three years we have had pro forma operations in over 35 countries. Our global diversity and exposure to both oil and natural gas price-driven opportunities provide us with a balanced market presence, which increases new contract opportunities while reducing our sensitivity to individual markets and commodity price volatility. On a pro forma basis, we will have the equipment and trained personnel to deploy up to 38 seismic crews throughout the world. Our size and operating capability allow for improved crew and equipment utilization and the ability to service our customers around the globe. Our long operating history and reputation for quality service encourages customers to continue to select us as their provider of seismic data acquisition services.

              Specialized expertise in difficult environments and key high-growth markets.    We specialize in seismic data acquisition services in difficult land environments and transition zones, which we believe to be underserved and the fastest growing segments of the overall seismic services industry. Additionally, we recently entered the Ocean Bottom Cable ("OBC") market with one active crew and were the first operators of Sercel's SeaRay system. Our extensive experience operating in such complex and challenging areas, including our expertise in designing and utilizing equipment customized for these environments, provides us a significant competitive advantage. We also have experience operating in foreign markets within key high growth regions around the world, such as Mexico and South America, the Middle East and the Far East. We have been operating in the Far East longer than many of our major competitors. In addition, the expertise required to operate in these areas and the difficult nature of the work positions us to potentially realize higher operating margins than we realize on traditional land seismic projects.

              Strong relationships with a globally diversified customer base.    We have strong, long-standing relationships with a diverse customer base consisting of national oil companies, super majors, majors and independent oil and natural gas producers in over 20 countries. While our largest customers vary year by year depending on the jobs we are awarded each year, our largest customers include Petrobras, Sonangol, Pemex, ENI and Apache. We have been providing seismic data acquisition services to many of our largest customers for over five years. Our global operating capability and sizable crew count allow us to leverage relationships with our customers and increase revenues by providing services throughout the world and tailoring crew sizes to meet their requirements. On a pro forma basis, our top ten customers collectively would have represented approximately 38% and 59% of total revenues for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively, with no single customer accounting for more than 16% of our total revenues during those periods.

              Strong backlog that provides significant revenue visibility.    Even though the oil and gas business is in a period of reduced spending on exploration and development due to the recent economic recession and other factors, our backlog continues to remain strong. The strength of our backlog is due to our strong relationships with national oil companies whose capital budgets are less dependent on commodity prices than many of the independent exploration and production companies. We estimate our total pro forma seismic data acquisition and seismic data processing and interpretation services revenue backlog would have been $455.1 million as of September 30, 2009, of which $62.0 million would have been U.S. and Canadian projects and $393.1 million would have been international projects.

              Multi-client library.    The acquisition of PGS Onshore will significantly increase our multi-client library portfolio. PGS Onshore invested $133.1 million during 2007 and 2008 developing a 5,500 square mile multi-client library focused on high impact drilling areas or areas of high lease turnover in Texas, Oklahoma, Alaska and Wyoming. We believe this library is of high quality. This portfolio together with our recent entry into the multi-client library business provides opportunities for growth as drilling activity begins to pick up and as E&P companies look to drill wells in advance of lease expiration. We believe there are significant opportunities in North America, including the shale plays, for the continued expansion of our multi-client library business. As we grow our multi-client portfolio, we plan to secure a significant portion of prefunded sales prior to commencing any multi-client project.

              Highly experienced management team and strategic equity investors.    We draw on the global experience of our management team to maintain our leading market position and strong customer relationships. Our senior executive management team has an average of over 20 years of relevant industry experience in the seismic services sector as well as in oil and gas exploration, with a demonstrated track record. Our largest shareholder is Avista and its respective affiliates, which invested in us at the time of our merger with Grant Geophysical in 2006. Avista brings significant experience as an investor in the oilfield service sector. Our second largest shareholder pro forma for the acquisition will be Petroleum Geo-Services.

Our Strategy

              Maintain focus and specialization in profitable, high-potential markets.    To maximize profitability, we will continue to target our growth in areas in which we believe we have a competitive advantage, such as difficult land environments, transition zones and our OBC operations. We believe these areas continue to be underserved and represent the fastest growing segments of the overall seismic services market. We also plan to further expand our presence, both geographically and in the types of services offered, in existing and new high-potential markets throughout the world to diversify our customer base and capitalize on opportunities in our areas of operations.

              Prudently invest in new and technologically-advanced equipment.    We believe growth in demand for seismic services will continue to be enhanced by the development and application of new technologies, particularly for use in difficult land environments and transition zones. We will continue to acquire and develop expertise in using technologically-advanced equipment to perform our services. In addition, we have upgraded and will continue to upgrade our existing equipment, primarily for our transition zone and OBC operations, to improve operating efficiency and to equip us for larger crew sizes, which we expect to lead to increased operating margins.

              Provide a broad range of services.    We believe there are significant global opportunities in providing customers a broad range of seismic data services, from acquisition and processing to interpretation and management and partnering with E&P companies for multi-client library projects. Customers are increasingly seeking integrated solutions to better evaluate known oil and gas deposits and improve the amount of recoverable hydrocarbons. Given our size and technological capabilities, we believe we have the infrastructure to significantly expand these multiple service offerings that add value and efficiency for our customers.

              Enhance asset utilization and operating efficiency.    Through greater customer and geographic diversification, upgraded equipment and improved crew capabilities, we seek to ensure the utilization and continuity of our seismic crews, the utilization of our equipment and our operating efficiency, which we expect will generate increased revenues and higher margins. Expanding our customer base and presence internationally will allow us to better manage our resources and minimize the reliance on certain customers, downtime between projects and the effects of seasonality and cyclicality in our business. In addition, we believe that the PGS Onshore acquisition will result in annual synergies in excess of $10.0 million through rationalizing office locations, the elimination of duplicate corporate functions and improved purchasing power. We also believe there will be additional cross-selling opportunities to enhance revenue.

              Actively pursue strategic acquisitions.    We intend to pursue growth through strategic acquisitions. We seek to identify and complete acquisitions that will enhance our cash flow, complement our products and services, improve our operating efficiency, expand our geographic footprint and presence in key high-growth markets and further diversify our customer base.

Industry Overview

              Seismic surveys enable oil and gas companies to determine whether subsurface conditions are favorable for finding oil and gas accumulations and to determine the size and structure of previously identified oil and natural gas deposits. Seismic surveys consist of the acquisition and processing of two-dimensional ("2D") and 3D seismic data, which is used to produce computer-generated, graphic cross-sections, maps and 3D images of the subsurface. These resulting images are then analyzed and interpreted by geophysicists and are used by oil and gas companies to acquire prospective oil and natural gas drilling rights, select drilling locations on exploratory prospects and manage and develop producing reservoirs.

              Seismic data is acquired by crews operating in land, transition zone and marine environments. Seismic data is generated by the propagation of sound waves near the earth's surface by controlled sources, such as dynamite or vibration equipment. The waves radiate into the earth and are reflected back to the surface and collected by data collection devices known in the industry as "geophones." Multiple geophones are strategically positioned, according to client requirements, and connected as a single recording channel to acquire data. This data is then input into a specialized data processing system that enhances the recorded signal by reducing noise and distortion, improving resolution and arranging the input data to produce an image of the subsurface. Three-dimensional seismic surveys collect far more information and generate significantly greater detail of the underlying reservoirs than 2D surveys.

              The overall demand for seismic data and related seismic services is dependent upon spending by oil and natural gas companies for exploration, production, development and field management activities, which, in turn, is driven largely by present and expected future prices for crude oil and natural gas and the need to replenish drilling prospects and reserves. This is impacted by supply and demand, global and local events, as well as political, economic and environmental considerations.

              For OBC operations, an assembly of vertically oriented geophones and hydrophones connected by electrical wires typically is deployed on the seafloor to record and relay data to a seismic recording vessel. Such systems were originally introduced to enable surveying in areas of obstructions (such as production platforms) or shallow water inaccessible to ships towing seismic streamers (floating cables).

              Global energy demand growth.    Although demand for energy has recently declined, we believe that long-term, global demand for energy will increase and as that demand rebounds, demand for seismic services from E&P companies will also increase.

              E&P capital spending.    The need to replace depleting reserves should encourage capital expenditures by E&P companies in exploration and production, which we expect will benefit the seismic services industry. We believe that E&P companies, including many national oil and gas companies, remain under pressure to increase or replenish reserves and are looking to unconventional resource plays, transition zones, international locations and the optimization of current reserves with new technology to achieve these results. Seismic data acquisition services are a key component of E&P companies' capital expenditure programs.

              Technological development.    The application and utilization of seismic services have considerably increased over the last several years as a result of significant technological advancements, such as the move from 2D to 3D and single-component to multi-component seismic data recording and processing. Seismic services can now be applied to the entire sequence of exploration, development and production, as opposed to exploration only, allowing for a greater range of use for our services. In addition, surveys previously shot 2D or single-component are often being reshot with newer techniques to give greater clarity to the subsurface.

Financing of the PGS Onshore Acquisition

    Bridge Loan Commitment

              We have received a commitment from Royal Bank of Canada to make a bridge loan to our direct wholly-owned subsidiary, in the amount of $275.0 million, for the purpose of funding the PGS Onshore acquisition. We plan to use borrowings under the bridge loan to finance the PGS Onshore acquisition and repay our existing indebtedness if we do not complete the concurrent note offering. Amounts outstanding under the bridge loan will bear interest at a rate based on LIBOR plus a premium, and will increase quarterly up to a maximum amount specified in the commitment. One year following the closing of the bridge loan, the lenders will convert their loans into roll-over securities or roll-over loans, which will each have a four year maturity. The interest on the roll-over notes and loans will be based on LIBOR plus a premium, which will increase quarterly to a maximum provided in the commitment.

              Borrowings outstanding under the bridge loan will be guaranteed by Geokinetics and each of our domestic subsidiaries, and will be secured by a first priority lien on substantially all of the assets of the guarantors. We will be able to repay borrowings under the bridge loan at any time, without prepayment penalty. In addition, we will be required to repay amounts outstanding under the bridge loan with the proceeds of certain asset sales and debt issuances. If we experience a change of control, we will be required to repay the bridge facility.

              The bridge facility will have customary representations and warranties, and both incurrence and maintenance covenants, including financial ratios we will be required to meet.

              If we close the concurrent note offering, the bridge commitment will terminate.

    Concurrent Note Offering

              We are conducting a concurrent offering of $275.0 million of senior secured notes. The closing of the common stock offering made hereby is not contingent on the closing of the note offering. The notes will mature five years after date of issuance, and will bear interest at a fixed rate agreed to by us and the initial purchasers in the note offering. The notes are being offered by a direct, wholly-owned subsidiary of ours. The notes will be unconditionally guaranteed by Geokinetics and all of its domestic subsidiaries, and will be secured by a first priority lien on substantially all of the assets of the guarantors and the issuer.

              We expect that provisions of the notes generally will provide that until the second anniversary following their issuance, we may redeem up to 10% of the original principal amount of the notes during each 12-month period at 103% of the principal amount plus accrued interest. Thereafter, we may redeem all or part of the notes at a prepayment premium which will decline over time. We will be required to make an offer to repurchase the notes at 101% of the principal amount plus accrued interest if we experience a change of control. The indenture for the notes will contain customary covenants for non-investment grade indebtedness, including restrictions on our ability to incur indebtedness, to declare or pay dividends and repurchase our capital stock, to invest the proceeds of asset sales, and to engage in transactions with affiliates.

              We will initially deposit into escrow 101% of the aggregate issue price of the notes, plus an amount necessary to pay the interest on the notes from and including the issue date of the notes to, but excluding, March 15, 2010. This amount will represent approximately $16.5 million more than the net proceeds of the note offering. The holders of the notes will have a first priority lien on the amounts in the escrow account. We plan to use the amounts in the escrow account to pay the cash portion of the purchase price of the PGS Onshore acquisition, repay existing indebtedness and to pay related expenses. Any amount remaining after such payments will be used for working capital. If we do not close the PGS Onshore acquisition on or before the date the escrow expires, the amount in the escrow account will be used to redeem the notes at 101% of the principal amount plus accrued interest.

    Issuance of Shares to Petroleum Geo-Services

              As part of the purchase price consideration for the PGS Onshore acquisition, we are issuing 2,153,616 shares of our common stock to Petroleum Geo-Services.

    Revolving Loan Commitment

              In connection with the PGS Onshore acquisition we have also received a commitment from Royal Bank of Canada to provide a wholly owned subsidiary of ours with a $50.0 million new senior secured revolving credit facility. The revolving credit facility will mature three years after the closing of the PGS Onshore acquisition. We may borrow, repay and re-borrow under the revolving credit facility at any time following the day after the closing of the PGS Onshore acquisition until the maturity date of the facility. Borrowings outstanding under the revolving credit facility will bear interest at a floating rate based on LIBOR.

    Preferred Stock Restructuring

              We have outstanding 284,321 shares of series B-1 preferred stock convertible into 2,843,210 shares of common stock, and 131,270 shares of series B-2 preferred stock convertible into 1,312,700 shares of common stock, as of September 30, 2009. The dividend rate on the series B preferred stock is 8% and may be paid by issuing additional shares of series B preferred stock until October 31, 2011, after which dividends are payable in cash. After March 31, 2014, the holders of a majority of the shares of preferred stock may require us to redeem the preferred stock at the liquidation preference of the preferred stock, or $250 per share.

              The holders of the series B preferred stock have agreed with us as follows:

  •
  the conversion price of the series B-1 preferred stock will be reduced from the current $25 to $20 if we consummate this common stock offering or the PGS Onshore acquisition, or both, on or before June 30, 2010;

  •
  we will be able to pay dividends in kind on the series B-1 preferred stock until one year after the maturity date of the notes offered concurrently herewith or the bridge facility, but no later than March 31, 2016;

  •
  we will not be required to redeem the series B-1 preferred stock until one year after the maturity of the notes offered concurrently herewith or the bridge facility, but no later than March 31, 2016; and

  •
  the holders of the series B preferred stock will waive certain other rights they have with respect to the PGS Onshore acquisition and this common stock offering.

              In exchange, we have agreed as follows with the holders of the series B preferred stock:

  •
  we will increase the dividend rate on the series B-1 preferred stock from 8% to 9.75%;

  •
  we will exchange the series B-2 preferred stock for a new series of preferred stock plus the issuance of 750,000 shares of our common stock; and

  •
  we will pay Avista Capital Holdings, L.P. and Levant America S.A. a cash fee of 2% of the liquidation amount, plus accrued and unpaid dividends of the series B preferred stock.

              The series C preferred stock will be issued to Avista, and will have an aggregate liquidation preference equal to the liquidation preference of the series B-2 preferred stock being redeemed. The series C preferred stock will accrue dividends at a rate of 1.5% in excess of the interest rate of the senior notes offered in the concurrent note offering or 12% if we do not consummate the note offering. Dividends may be paid in kind or may accrue, at the election of Avista, until one year after the maturity date of the senior notes, but no later than March 15, 2016. We will be required to redeem the preferred stock, if requested by Avista, one year after the maturity date of the senior notes, but no later than March 15, 2016. The series C preferred stock is not convertible or exchangeable for our common stock.

              As long as at least 100,000 shares of series C preferred stock are outstanding, we may not do any of the following without the prior consent of the holders of a majority of the outstanding shares of series C preferred stock:

  •
  amend our certificate of incorporation;

  •
  pay dividends on our common stock;

  •
  sell all or substantially all of our assets;

  •
  reclassify our outstanding common stock;

  •
  engage in certain related party transactions;

  •
  issue shares of parity or senior preferred stock; or

  •
  change the size of our board of directors.

Corporate Information

              We are a Delaware corporation. Our principal executive offices are located at 1500 Citywest Blvd., Suite 800, Houston, Texas 77042. Our telephone number is 713-850-7600. Our web site address is www.geokinetics.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Shares of common stock offered by us	4,000,000 shares.
Option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to 600,000 additional shares of common stock.
Shares of common stock to be outstanding after this offering

15.6 million shares including 750,000 shares to be issued in connection with the transactions described under "—Financing of the PGS Onshore Acquisition—Preferred Stock Restructuring." If the PGS Onshore acquisition is consummated, we will issue an additional 2.2 million shares of our common stock to Petroleum Geo-Services.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $46.7 million ($53.8 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriters' discounts, commissions and our estimated offering expenses. We intend to use the net proceeds of this offering to fund a portion of the cash purchase price for PGS Onshore, and any remaining net proceeds for general corporate purposes, which could include the costs to mobilize our seismic crews. The completion of this common stock offering is not contingent upon the completion of the PGS Onshore acquisition or the related financing. If the PGS Onshore acquisition is not completed, we intend to use the net proceeds of this offering, together with the net proceeds of the concurrent note offering deposited into escrow, to redeem the notes, and for general corporate purposes, which could include the costs to mobilize our seismic crews.

Pending application, we plan to use the net proceeds that we receive from this offering to reduce indebtedness under our revolving credit facility. See "Use of Proceeds."
Risk factors

See "Risk Factors" beginning on page S-14 of this prospectus supplement, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

NYSE Amex Symbol	GOK.

Concurrent senior secured notes offering

Concurrently with this offering of common stock, we are offering $275.0 million aggregate principal amount of our    % Senior Secured Notes due 2014 on a private basis pursuant to Rule 144A and Regulation S under the Securities Act of 1933. The notes will be offered pursuant to a separate offering memorandum. The completion of this common stock offering is not contingent upon the completion of the PGS Onshore acquisition or the related financing. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of our notes.

We intend to use a portion of the net proceeds from the note offering (estimated to be approximately $264.8 million) to finance the cash portion of the PGS Onshore acquisition and to repay our outstanding indebtedness.

              The number of shares of common stock to be outstanding upon consummation of this offering is based upon 10,822,192 shares of our common stock outstanding as of December 4, 2009, 4,000,000 shares to be issued in this offering and 750,000 shares of common stock to be issued to holders of series B-2 preferred stock as described under "—Financing of the PGS Onshore Acquisition—Preferred Stock Restructuring." The number of outstanding shares of common stock does not include: (a) 321,082 shares of common stock reserved for issuance upon the exercise of outstanding options with a weighted average exercise price of $14.89 per share, (b) 514,105 shares of common stock reserved for issuance upon the exercise of outstanding warrants with a weighted average exercise price of $20.00 per share, (c) 3,554,013 shares of common stock issuable upon conversion of the series B-1 preferred stock, upon completion of the preferred stock restructuring, and (d) 2,153,616 shares of our common stock which we have agreed to issue in the PGS Onshore acquisiton. We also plan to issue a number of shares of restricted common stock under our equity incentive plan to be determined by our compensation committee to employees of the PGS Onshore business that become our employees to reflect the intrinsic value of unvested options to purchase Petroleum Geo-Services common stock held by these employees.

              We have granted the underwriters a 30-day option to purchase up to 600,000 additional shares to cover over-allotments, if any. Unless otherwise noted, this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

 SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

              The historical financial information presented below for the years ended December 31, 2006, 2007 and 2008 has been derived from our audited consolidated financial statements. The historical financial information for the nine months ended September 30, 2008 and 2009 has been derived from our unaudited financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The unaudited condensed pro forma consolidated financial data give effect to the purchase of PGS Onshore and the related financing transactions, including the common stock to be issued to Petroleum Geo-Services, the concurrent offering of notes, the preferred stock restructuring, the execution of our new senior secured revolving credit facility and this common stock offering as if the acquisition and related financing transactions had occurred as of the beginning of the periods presented for purposes of the pro forma combined statement of operations and as of September 30, 2009 for the combined balance sheet. The financial information presented below should be read in conjunction with our consolidated financial statements and accompanying notes, management's discussion and analysis of results of operation and financial condition, as well as the pro forma financial information and accompanying notes, all of which can be found herein or in publicly available documents, including those incorporated by reference herein. Results for interim periods may not be indicative of results for full fiscal years.

	Historical					Pro Forma
	Year Ended December 31,			Nine Months Ended September 30,
							Nine Months Ended September 30, 2009
						Year Ended December 31, 2008
	2006	2007	2008	2008	2009
				(unaudited)		(unaudited)
	($ in thousands, except ratios)
Statement of Operations Data:
Revenues:
Seismic acquisition	$217,997	$345,903	$462,416	$347,596	$376,800	$672,582	$514,355
Data processing	7,186	10,848	12,022	9,202	7,812	12,022	7,812
Multi-client library	—	926	160	42	3,996	68,771	7,999

Total revenue	$225,183	$357,677	$474,598	$356,840	$388,608	$753,375	$530,166

Expenses
Seismic acquisition	$177,009	$280,238	$361,377	$271,499	$271,507	$554,343	$396,659
Data processing	8,780	10,562	8,861	6,814	6,420	8,861	6,420
Multi-client library amortization	—	933	474	370	2,664	46,401	5,834
Depreciation and amortization	12,965	31,419	48,516	35,345	39,014	63,429	54,470
General and administrative	17,525	35,717	39,341	29,286	39,113	53,276	46,307

Total expenses	$216,279	$358,869	$458,569	$343,314	$358,718	$726,310	$509,690

Loss on disposal of property and equipment	(798)	(1,556)	(1,255)	(461)	(2,142)	(1,255)	(2,142)
Gain on insurance claim	2,145	2,128	1,125	697	—	1,125	—

Income (loss) from operations	$10,251	$(620)	$15,899	$13,762	$27,748	$26,935	$18,334
Other income (expense)(1)	(11,193)	(13,064)	(5,645)	(4,320)	(2,837)	(42,481)	(28,272)

Income (loss) before income taxes	$(942)	$(13,684)	$10,254	$9,442	$24,911	$(15,546)	$(9,938)
Provision for income taxes	3,234	2,252	9,268	4,146	18,280	22,751	15,546

Net income (loss)	$(4,176)	$(15,936)	$986	$5,296	$6,631	$(38,297)	$(25,484)
Dividends and accretion costs to preferred stockholders	(206)	(4,866)	(6,325)	(4,343)	(6,199)	(4,796)	(5,052)

Income (loss) applicable to common stockholders	$(4,382)	$(20,802)	$(5,339)	$953	$432	$(43,093)	$(30,536)

Income per common share:
Basic	(0.81)	(2.44)	(0.51)	0.09	0.04	(2.49)	(1.75)
Diluted	(0.81)	(2.44)	(0.51)	0.09	0.04	(2.49)	(1.75)

	Historical					Pro Forma
	Year Ended December 31,			Nine Months Ended September 30,
							Nine Months Ended September 30, 2009
						Year Ended December 31, 2008
	2006	2007	2008	2008	2009
				(unaudited)		(unaudited)
	($ in thousands, except ratios)
Cash flow data:
Net cash provided by operating activities	$12,591	$5,299	$37,597	$29,674	$59,443
Net cash used in investing activities	$137,870	$54,474	$43,343	$42,932	$33,122
Net cash provided by (used in) financing activities	$134,621	$43,924	$3,962	$12,537	$(20,267)
Other Financial Information (unaudited):
EBITDA	$21,869	$31,160	$65,019	$49,241	$71,568	$136,895	$80,870
Capital expenditures
Acquisition	$32,702	$94,679	$77,096	$69,594	$31,086	$113,096	$40,906
Multi-Client Investment	—	—	—	—	7,490	62,853	10,747

Total capital expenditures	$32,702	$94,679	$77,096	$69,594	$38,576	$175,949	$51,653

(1)
Includes interest expense.

	As of September 30, 2009
	Actual	As Adjusted(1)	Pro Forma As Adjusted(2)
		(unaudited) ($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$19,395	$19,506	$63,703
Property, plant and equipment, net	194,933	194,933	246,621
Total assets	459,529	470,838	755,405
Total debt (excluding the series C mandatorily redeemable preferred stock)	43,984	—	272,250
Capital leases	31,409	31,409	—
Series C preferred stock	—	32,818	32,818
Mezzanine equity(3)	101,054	70,363	70,363
Total shareholders equity	131,585	184,752	205,619

(1)
This column gives effect to this offering at an assumed offering price of $12.42 per share, which was the last reported sale price of our common stock on December 4, 2009, the preferred stock restructuring and the repayment of debt under the existing credit facility.

(2)
This column gives effect to all of the transactions in footnote (1) and the PGS Onshore acquisition, the common stock to be issued to Petroleum Geo-Servies, our concurrent note offering, and the execution of our new senior secured credit facility.

(3)
Consists of series B convertible preferred stock issued by Geokinetics.

              The following table reconciles net income (loss) to EBITDA for the periods presented:

	Historical				Pro Forma
	Year Ended December 31,		Nine Months Ended September 30,
						Nine Months Ended September 30, 2009
					Year Ended December 31, 2008
	2007	2008	2008	2009
			(unaudited)		(unaudited)
	($ in thousands)
Net income (loss)	$(15,936)	$986	$5,296	$6,631	$(38,297)	$(25,484)
Provision for income taxes	2,252	9,268	4,146	18,280	22,751	15,546
Interest expense (net)	15,184	6,176	4,499	4,328	38,063	29,645
Other expense (income)	(2,692)	(401)	(415)	651	4,548	769
Depreciation and amortization	32,352	48,990	35,715	41,678	109,830	60,304

EBITDA	$31,160	$65,019	$49,241	$71,568	$136,895	$80,870

RISK FACTORS

Risks Related to our Business

We are subject to certain risks related to acquisitions, including the PGS Onshore acquisition, and these risks may materially adversely affect our revenues, expenses, operating results and financial condition.

              The PGS Onshore acquisition involves the integration of Geokinetics and PGS Onshore, two businesses that have previously operated independently and as competitors. We are acquiring PGS Onshore with the expectation that, among other things, the PGS Onshore acquisition will enable us to achieve expected cost synergies. Achieving the benefits of the PGS Onshore acquisition will depend in part upon meeting the challenges inherent in the successful combination and integration of global business enterprises of the size and scope of Geokinetics and PGS Onshore and the possible resulting diversion of management attention for an extended period of time. There can be no assurance that we will meet these challenges and that such diversion will not negatively affect our operations. In addition, delays encountered in the transition process could have a material adverse effect on our revenues, expenses, operating results and financial condition. There can be no assurance that we will actually achieve anticipated synergies or other benefits from the PGS Onshore acquisition.

              We plan to continue growing through acquisitions of companies and assets. We must plan and manage our acquisitions effectively to achieve revenue growth and maintain profitability in our evolving market. If we fail to manage current and future acquisitions effectively, our results of operations could be adversely affected. Our growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We must continue to improve our operational, financial, management and legal/compliance information systems to keep pace with the growth of our business.

              Any future acquisitions could present a number of risks, including but not limited to:

  •
  incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

  •
  failure to integrate the operations or management of any acquired operations or assets successfully and timely and retain key personnel;

  •
  diversion of management's attention from existing operations or other priorities; and

  •
  our inability to secure, on terms we find acceptable, sufficient financing that may be required for any such acquisition or investment.

              Our failure to successfully integrate our acquisitions in a timely and cost effective manner could have an adverse affect on our business, financial condition or results of operations.

Our business largely depends on levels of exploration and development activity in the oil and natural gas industry.

              Our business is substantially dependent upon the condition of the oil and natural gas industry and, in particular, the willingness of E&P companies to make capital expenditures for exploration, development and production operations. The level of capital expenditures generally depends on the prevailing views of future oil and natural gas prices, which are influenced by numerous factors, including but not limited to:

  •
  changes in United States and international economic conditions, including the length and severity of the recent recession and the effect of such recession on economic activity;

  •
  demand for oil and natural gas;

  •
  worldwide political conditions, particularly in significant oil-producing regions such as the Middle East, West Africa and Latin America;

  •
  actions taken by the Organization of Petroleum Exporting Countries, or OPEC;

  •
  the availability and discovery rate of new oil and natural gas reserves;

  •
  the rate of decline of existing and new oil and gas reserves;

  •
  the cost of exploration for, and production and transportation of, oil and natural gas;

  •
  the ability of E&P companies to generate funds or otherwise obtain external capital for exploration, development, construction and production operations;

  •
  the sale and expiration dates of leases in the United States and overseas;

  •
  technological advances affecting energy exploration, production, transportation and consumption;

  •
  weather conditions;

  •
  environmental or other government regulations both domestic and foreign;

  •
  domestic and foreign tax policies; and

  •
  the pace adopted by foreign governments for the exploration, development and production of their oil and gas reserves.

              Oil and natural gas prices had been at historically high levels until experiencing a sharp decline during the second half of 2008 and continuing into 2009, particularly for natural gas prices. The natural gas market is a key market for our North American seismic data acquisition segment and the multi-client data library we are acquiring from Petroleum Geo-Services. A worldwide decrease in hydrocarbon demand and a decline in commodity prices have caused many E&P companies to curtail planned capital spending. Historically, demand for our services has been sensitive to the level of exploration spending by oil and gas companies. A sustained period of low drilling and production activity, low commodity prices or reductions in industry budgets could reduce demand for our services and would likely have a material adverse effect on our business, financial condition or results of operations.

Economic conditions could negatively affect our business.

              Our operations are affected by local, national and worldwide economic conditions and the condition of the oil and gas industry. Recent disruptions in the credit markets and concerns about global recession have had a significant adverse impact on global financial markets.

              Future market deterioration could also jeopardize the performance of counterparty obligations, including those of our insurers, suppliers, customers and financial institutions. Although we monitor the creditworthiness of our counterparties, the future disruptions could lead to sudden changes in a counterparty's liquidity. If one of our counterparties fails to perform, our financial results could be adversely affected and we could incur losses and our liquidity could be negatively impacted.

We operate under hazardous conditions that subject us and our employees to risk of damage to property or personal injury and limitations on our insurance coverage may expose us to potentially significant liability costs.

              Our activities are often conducted in dangerous environments and include hazardous conditions, including the detonation of dynamite. Operating in such environments and under such conditions carries with it inherent risks, such as loss of human life or equipment, as well as the risk of downtime or reduced productivity resulting from equipment failures caused by an adverse operating environment. For example, in 2009 two employees of our subcontractors and one of our employees suffered fatal injuries. These risks could cause us to experience equipment losses, injuries to our personnel and interruptions in our business. Although we maintain what we believe is prudent insurance protection, we cannot assure that our insurance will be sufficient or adequate to cover all losses or liabilities or that insurance will continue to be available to us or available to us on acceptable terms. A successful claim for which we are not fully insured, or which exceeds the policy limits of our applicable insurance could have a material adverse effect on our financial condition. Moreover, we do not carry business interruption insurance with respect to our operations.

Historically, we have been dependent on a few customers operating in a single industry; the loss of one or more customers could adversely affect our financial condition and results of operations.

              Our customers are engaged in the oil and natural gas drilling business throughout the world. Historically, we have been dependent upon a few customers for a significant portion of our revenue. For the years ended December 31, 2008, 2007 and 2006, our top ten customers collectively represented approximately 47%, 55% and 39% of total revenues, respectively. In addition, on a pro forma basis, our top ten customers would have represented 38% and 59% of our pro forma revenues for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively. Our three largest customers in 2008, 2007 and 2006 accounted for 19%, 27% and 15% of total revenues, respectively, and on a pro forma basis, our three largest pro forma customers would have accounted for 16% and 32% of our pro forma revenues for the year ended December 31, 2008, and the nine months ended September 30, 2009, respectively. This concentration of customers may increase our overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions. If any of these significant clients were to terminate their contracts or fail to contract for our services in the future because they are acquired, alter their exploration or development strategy, or for any other reason, our results of operations could be affected.

We have invested, and expect to continue to invest, significant amounts of money in acquiring and processing seismic data for multi-client surveys and for our seismic data library without knowing precisely how much of this seismic data we will be able to sell or when and at what price we will be able to sell such data.

              Multi-client surveys and the resulting seismic data library are an increasingly important part of our business and our future investments. We invest significant amounts of money in acquiring and processing seismic data that we own. By making such investments, we are exposed to the following risks:

  •
  We may not fully recover our costs of acquiring, processing and interpreting seismic data through future sales. The amounts of these data sales are uncertain and depend on a variety of factors, many of which are beyond our control.

  •
  The timing of these sales is unpredictable and can vary greatly from period to period. The costs of each survey are capitalized and then amortized over the expected useful life of the data. This amortization will affect our earnings and when combined with the sporadic nature of sales, will result in increased earnings volatility.

  •
  Regulatory changes that affect companies' ability to drill, either generally or in a specific location where we have acquired seismic data, could materially adversely affect the value of the seismic data contained in our library. Technology changes could also make existing data sets obsolete. Additionally, each of our individual surveys has a limited book life based on its location and oil and gas companies' interest in prospecting for reserves in such location, so a particular survey may be subject to a significant decline in value beyond our initial estimates.

  •
  The value of our multi-client data could be significantly adversely affected if any material adverse change occurs in the general prospects for oil and gas exploration, development and production activities.

  •
  The cost estimates upon which we base our pre-commitments of funding could be wrong. The result could be losses that have a material adverse effect on our financial condition and results of operations. These pre-commitments of funding are subject to the creditworthiness of our clients. In the event that a client refuses or is unable to pay its commitment, we could lose a material amount of money.

              Any reduction in the market value of such data will require us to write down its recorded value, which could have a significant material adverse effect on our results of operations.

The seismic data acquisition services industry is capital intensive and sources of cash to finance our capital expenditures may not always be available. If financing is not available, our results of operations will be negatively affected.

              Seismic data acquisition equipment is continually being improved with new technology. In order to remain competitive, we must continue to invest additional capital to maintain, upgrade and expand our seismic data acquisition capabilities. Seismic data acquisition equipment is expensive and our ability to operate and expand our business operations is dependent upon the availability of internally generated cash flow and financing alternatives. Such financing may consist of bank or commercial debt, equity or debt securities or any combination thereof. There can be no assurance that we will be successful in obtaining sufficient capital to upgrade and expand our current operations through cash from operations or additional financing or other transactions if and when required on terms acceptable to us. Due to the uncertainties surrounding the changing market for seismic services, increases in capital and technological requirements, and other matters associated with our operations, we are unable to estimate the amount or terms of any financing that we may need to acquire, upgrade and maintain seismic equipment. If we are unable to obtain such financing, if and when needed, we may be forced to curtail our business objectives, and to finance our business activities with only such internally generated funds as may then be available.

Our high level of fixed costs can leave us vulnerable to downturns in revenues, which can result in losses.

              We are subject to high fixed costs which primarily consist of depreciation, maintenance expenses associated with our seismic data acquisition, processing and interpretation equipment and certain crew costs. Extended periods of significant downtime or low productivity caused by reduced demand, weather interruptions, equipment failures, permit delays or other causes could reduce our profitability and have a material adverse effect on our financial condition and results of operations because we will not be able to reduce our fixed costs as fast as revenues decline.

We face intense competition in our business that could result in further downward pricing pressure and the possible loss of market share.

              Competition among seismic contractors historically has been, and likely will continue to be, intense. Competitive factors have in recent years included price, crew experience, equipment availability, technological expertise and reputation for quality and dependability. We also face increasing competition from nationally-owned companies in various international jurisdictions that operate under less significant financial constraints than those we experience. Many of our competitors have greater financial and other resources, more clients, greater market recognition and more established relationships and alliances in the industry than we do. Additionally, the seismic data acquisition services business is extremely price competitive and has a history of protracted periods of months or years where seismic contractors under financial duress bid jobs below cost and therefore adversely impact industry pricing. Competition from these and other competitors has resulted in, and may result in further, downward pricing pressure. Such competition may also result in the loss of market share.

We rely on a limited number of key suppliers for specific seismic services and equipment.

              We depend on a limited number of third parties to supply us with specific seismic services and equipment. From time to time, increased demand for seismic data acquisition services has decreased the available supply of new seismic equipment, resulting in extended delivery dates on orders. Any delay in obtaining equipment could delay our implementation of additional crews and restrict the productivity of our existing crews, adversely affecting our business and results of operations. In addition, any adverse change in the terms of our supplier arrangements could affect our results of operations.

Revenue derived from our projects may not be sufficient to cover our costs of completing those projects. As a result, our results of operations may be adversely affected.

              Our revenue is determined, in part, by the price we receive for our services, the productivity of our crew and the accuracy of our cost estimates. Our crew's productivity is partly a function of external factors, such as weather and third party delays, over which we have no control. In addition, cost estimates for our projects may be inadequate due to unknown factors associated with the work to be performed and market conditions, resulting in cost over-runs. If our crew encounters operational difficulties or delays, or if we have not correctly priced our services, our results of operation may vary, and in some cases, may be adversely affected.

              Many of our projects are performed on a turnkey basis where a defined amount and scope of work is provided by us for a fixed price and extra work, which is subject to client approval, is billed separately. The revenue, cost and gross profit realized on a turnkey contract can vary from our estimated amount because of changes in job conditions, variations in labor and equipment productivity from the original estimates, and the performance of subcontractors. Turnkey contracts may also cause us to bear substantially all of the risks of business interruption caused by weather delays and other hazards. These variations, delays and risks inherent in billing clients at a fixed price may result in us experiencing reduced profitability or losses on projects.

Our clients could delay, reduce or cancel their commitments or service contracts with us on short notice, which may lead to lower than expected demand and revenues.

              Our backlog consists of written orders or commitments for our services that we believe to be firm. At September 30, 2009, we estimate our pro forma backlog for our seismic data acquisition and seismic data processing and interpretation segments would have been approximately $455.1 million. Backlog levels vary during the year depending on the timing of the completion of certain projects and when new projects are awarded and contracts are signed. Because of potential changes in the scope or schedule of our clients' projects, we cannot predict with certainty when or if our backlog will be realized. Even where a project proceeds as scheduled, it is possible that the client may default and fail to pay amounts owed to us. In addition, the contracts in our backlog are cancelable by the client. Material delays, payment defaults or cancellations could reduce the amount of backlog currently reported, and, consequently, could inhibit the conversion of that backlog into revenue which may materially affect our financial condition, results of operations and cash flows.

Our agreements with our clients may not adequately protect us from unforeseen events or address all issues that could arise with our clients. The occurrence of unforeseen events, or disputes with clients not adequately addressed in the contracts could result in increased liability, costs and expenses associated with any given project.

              With many of our clients we enter into master service agreements which allocate certain operational risks. For example, we seek to minimize the risk of delays through the inclusion of "standby rate" provisions which provide for payment to us of a reduced rate for a limited amount of time if weather conditions or certain other factors outside our control prevent us from recording data. Despite the inclusion of risk allocation provisions in our agreements, our operations may be affected by a number of events that are unforeseen or not within our control. We cannot assure you that our agreements will adequately protect us from each possible event. If an event occurs which we have not contemplated or otherwise addressed in our agreement, we, and not our client, will likely bear the increased cost or liability. To the extent our agreements do not adequately address these and other issues, or we are not able to successfully resolve resulting disputes, we may incur increased liability, costs and expenses.

We may be held liable for the actions of our subcontractors.

              We often work as the general contractor on seismic data acquisition surveys and consequently engage a number of subcontractors to perform services and provide products. While we obtain contractual indemnification and insurance covering the acts of these subcontractors, and require the subcontractors to obtain insurance for our benefit, there can be no assurance we will not be held liable for the actions of these subcontractors. In addition, subcontractors may cause damage or injury to our personnel and property that is not fully covered by insurance.

Our results of operations can be significantly affected by currency fluctuations.

              Because we derive a substantial amount of our revenue from sales internationally, we are subject to risks relating to fluctuations in currency exchange rates. Fluctuations in the exchange rate of the U.S. dollar against such other currencies may, in future periods, have a significant effect upon our results of operations. While we attempt to reduce the risks associated with such exchange rate fluctuations, we cannot assure you that it will be effective in doing so or that fluctuations in the value of the currencies in which we operate will not materially affect our results of operations in the future.

Our operations outside of the United States are subject to additional political, economic, and other uncertainties that could adversely affect our business, financial condition or results of operations, and our exposure to such risks will increase as we expand our international operations.

              Over the past several years, our operations have become increasingly international. For the year ended December 31, 2008 and the nine months ended September 30, 2009, 62% and 83%, respectively, of our actual revenues from our seismic data acquisition services segment were derived outside of the United States and Canada. The PGS Onshore acquisition may further increase our international operations. On a pro forma basis, for the year ended December 31, 2008 and the nine months ended September 30, 2009, 41% and 63%, respectively, of revenues from our seismic data acquisition services segment would have been derived outside of the United States and Canada. Our operations outside of the United States are subject to risks inherent in foreign operations, including but not limited to:

  •
  government instability, which can cause investment in capital projects by our potential clients to be withdrawn or delayed, reducing or eliminating the viability of some markets for our services;

  •
  potential expropriation, seizure, nationalization or detention of assets;

  •
  difficulty in repatriating foreign currency received in excess of local currency requirements;

  •
  civil uprisings, riots and war, which can make it unsafe to continue operations, adversely affect both budgets and schedules and expose us to losses;

  •
  availability of suitable personnel and equipment, which can be affected by government policy, or changes in policy, which limit the importation of qualified crewmembers or specialized equipment in areas where local resources are insufficient;

  •
  decrees, laws, regulations, interpretation and court decisions under legal systems, which are not always fully developed and which may be retroactively applied and cause us to incur unanticipated and/or unrecoverable costs as well as delays which may result in real or opportunity costs; and

  •
  terrorist attacks, including kidnappings and assassinations of our personnel.

              In addition, laws and policies of the United States affecting foreign trade and taxation may also adversely affect our international operations.

As a company subject to compliance with the Foreign Corrupt Practices Act (the "FCPA"), our business may suffer because our efforts to comply with U.S. laws could restrict our ability to do business in foreign markets relative to our competitors who are not subject to U.S. law. Any determination that we or our foreign agents or joint venture partners have violated the FCPA, may adversely affect our business and operations.

              We and our local partners operate in many parts of the world that have experienced governmental corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We may be subject to competitive disadvantages to the extent that our competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence or using other methods that U.S. law and regulations prohibit us from using.

              As a U.S. corporation, we are subject to the regulations imposed by the FCPA, which generally prohibits U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. In particular, we may be held liable for actions taken by our strategic or local partners even though our partners are not subject to the FCPA. Any such violations could result in substantial civil and/or criminal penalties and might adversely affect our business, results of operations or financial condition. In addition, our ability to continue to work in such foreign markets could be adversely affected if we were found to have violated certain U.S. laws, including the FCPA.

We are subject to compliance with stringent environmental laws and regulations that may expose us to significant costs and liabilities.

              Our operations are subject to stringent federal, provincial, state and local environmental laws and regulations in the United States and foreign jurisdictions relating to environmental protection. These laws and regulations may impose numerous obligations that are applicable to our operations including:

  •
  the acquisition of permits before commencing regulated activities; and

  •
  the limitation or prohibition of seismic activities in environmentally sensitive or protected areas such as wetlands or wilderness areas.

              Numerous governmental authorities, such as the Federal Environmental Protection Agency and analogous state agencies in the United States and governmental bodies with control over environmental matters in foreign jurisdictions, have the power to enforce compliance with these laws and regulations and any permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations.

              There is inherent risk of incurring significant environmental costs and liabilities in our operations due to our controlled storage, use and disposal of explosives. Although we believe that our safety procedures for handling and disposing of explosives comply with the standards prescribed by applicable laws and regulations, the risk of accidental injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result or we could be penalized with fines, and any liability could exceed the limits of or fall outside our insurance coverage.

              On July 10, 2007, we were charged by the Administrative Court of Arauca, Colombia with causing environmental damage via the detonation of explosive charges, arising out of a December 7, 2006 contract for seismic acquisition services with Oxy Cosecha Caricare in Colombia. The proceeding, which occurred on April 14, 2008 in Arauca, Colombia, resulted in the imposition of a fine of approximately $650,000. We are appealing this ruling and the imposition of this fine to the Arauca Superior Court. We do not expect any fines or other obligations arising out of this incident to be material to operations or results.

Current or future distressed financial conditions of customers could have an adverse impact on us in the event these customers are unable to pay us for the services we provide.

              Some of our customers are experiencing, or may experience in the future, severe financial problems that have had or may have a significant impact on their creditworthiness. Although we perform ongoing credit evaluations of our customers' financial condition, we generally require no collateral from our customers. We cannot provide assurance that one or more of our financially distressed customers will not default on their obligations to us or that such defaults will not have a material adverse effect on our business, financial position, results of operations or cash flows. Furthermore, the bankruptcy of one or more of our customers, or some other similar proceeding or liquidity constraint, might make it unlikely that we would be able to collect all or a significant portion of amounts owed. In addition, such events might force customers to reduce or curtail their future use of our products and services, which could have a material adverse effect on our results of operations and financial condition.

Our seismic data acquisition services revenues are subject to seasonal conditions and customers' budgeting cycles.

              Our seismic data acquisition services are performed outdoors and are therefore subject to seasonality. Shorter winter days and adverse weather negatively impact our ability to provide services in certain regions. Additionally, we have limited control over the timing of our international operations due to the extensive planning and preparation required to perform a seismic survey. Our international operations have also been affected historically by the budgeting cycle of our customers, at times resulting in higher activity levels early in the year when available exploration budgets are high, and late in the year when our customers are trying to utilize their remaining budgets.

We may be unable to retain and attract management and skilled and technically knowledgeable employees.

              Our continued success depends upon retaining and attracting highly skilled employees. A number of our employees possess many years of industry experience and are highly skilled and our inability to retain such individuals could adversely affect our ability to compete in the seismic service industry. We may face significant competition for such skilled personnel, particularly during periods of increased demand for seismic services. Although we utilize employment agreements, stock-based compensation and other incentives to retain certain of our key employees, there is no guarantee that we will be able to retain these personnel.

Our operating results from seismic data acquisition services can be significantly impacted from quarter to quarter due to a change in the timing of a few large jobs occurring at any one time.

              On a pro forma basis, we will have the capacity to field up to 38 seismic data acquisition crews. However, in any given period, we could have idle crews which result in a significant portion of our revenues, cash flows and earnings coming from a relatively small number of crews. Additionally, due to location, service line or particular job, some of our individual crews may achieve results that are a significant percentage of consolidated operating results. Should one or more of these crews experience significant changes in timing, our financial results are subject to significant variations from period to period. Factors that may result in these changes in timing include, but are not limited to, weather, permits, customer requirements and political unrest.

Our results of operations could be adversely affected by asset impairments.

              We periodically review our portfolio of equipment and intangible assets, including our multi-client data library, for impairment. If we expect significant sustained decreases in oil and natural gas prices in the future, we may be required to write down the value of our assets if the future cash flows anticipated to be generated from the related assets falls below net book value. The recent decline in oil and natural gas prices, if sustained, could result in future impairments. If we are forced to write down the value of our goodwill, other intangible assets or equipment, these non-cash asset impairments could negatively affect our results of operations in the period in which they are recorded.

The cyclical nature of, or a prolonged downturn in, our industry, could affect the carrying value of our goodwill or other long-lived assets and negatively impact our earnings.

              As of September 30, 2009, we had $73.4 million of goodwill, or 16.0% of total assets, and as a result of the PGS Onshore acquisition, we expect that our pro forma goodwill would have constituted approximately 16.7% of our pro forma assets as of September 30, 2009. We have recorded goodwill in the past, and expect to record goodwill in connection with the PGS Onshore acquisition to the extent we paid more than the fair market value of the tangible and measurable intangible net assets at the time of acquisition. We are required to annually assess whether the carrying value of our goodwill has been impaired. This assessment includes many management assumptions including, but not limited to, business forecasts, risk premiums, cost of capital and market factors. Should any one or combination of these factors change, it could negatively impact our future assessments of the carrying values of these assets. If management determines that the carrying value of our long-lived assets may not be recoverable, our goodwill will be reduced which will adversely affect our earnings.

There are inherent limitations in all control systems and failure of our controls and procedures to detect error or fraud could seriously harm our business and results of operations.

              Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our internal controls and disclosure controls will prevent all possible error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of our controls can provide absolute assurance that all control issues and instances of fraud, if any, will be detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons or by collusion of two or more persons. The design of any system of controls is based in part upon the likelihood of future events, and there can be no assurance that any design will succeed in achieving our intended goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with our policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur without detection.

              In May of this year we received a request for information from the Financial Industry Regulatory Authority, Inc. ("FINRA") in connection with its review of trading in our common stock surrounding our May 7, 2009 announcement of our financial results of operations for the first quarter of 2009. We cooperated fully and responded to FINRA's request and a subsequent request from FINRA in July for additional information. In October, we were informed by FINRA that it had concluded its review and referred it to the SEC for whatever action, if any, it deemed appropriate. FINRA stated that the fact that its staff conducted a review should not be construed as indicating that any violations of the federal securities laws or NYSE Amex rules have occurred and that the details of its review are considered confidential information. We do not believe that we were the target of FINRA's review or that such review by FINRA or the SEC will have a material adverse effect on our business, financial condition or results and operations.

Risks Related to our Indebtedness

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations.

              We have a significant amount of debt and may incur substantial additional debt (including secured debt) in the future. Upon the closing of this offering, we expect to have $64.2 million of total indebtedness. On a pro forma basis, assuming completion of the PGS Onshore acquisition, we expect to have total indebtedness of $307.8 (includes $32.8 million of series C preferred stock) million and $50.0 million available for future borrowings under our new senior secured revolving credit facility. We cannot assure you that we will be able to generate sufficient cash to service our debt or sufficient earnings to cover fixed charges in future years. If new debt is added to our current debt levels, the related risks for us could intensify.

              Our substantial debt could have important consequences. In particular, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

  •
  place us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limit, along with the financial and other restrictive covenants of our indebtedness, among other things, our ability to borrow additional funds.

Our debt agreements will contain restrictive covenants that may limit our ability to respond to changes in market conditions or pursue business opportunities.

              Our debt agreements will contain restrictive covenants that limit our ability to, among other things:

  •
  incur or guarantee additional debt;

  •
  pay dividends;

  •
  repay subordinated debt prior to its maturity;

  •
  grant additional liens on our assets;

  •
  enter into transactions with our affiliates;

  •
  repurchase stock;

  •
  make certain investments or acquisitions of substantially all or a portion of another entity's business assets; and

  •
  merge with another entity or dispose of our assets.

              In addition, our debt agreements will require us to maintain certain financial ratios and tests. The requirement that we comply with these provisions may materially adversely affect our ability to react to changes in market conditions, take advantage of business opportunities we believe to be desirable, obtain future financing, fund needed capital expenditures or withstand a continuing or future downturn in our business.

If we are unable to comply with the restrictions and covenants in our debt agreements, there could be a default under the terms of such agreements, which could result in an acceleration of repayment.

              If we are unable to comply with the restrictions and covenants in our debt agreements, there could be a default under the terms of these agreements. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control. As a result, we cannot assure that we will be able to comply with these restrictions and covenants or meet such financial ratios and tests. In the event of a default under these agreements, lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. Borrowings under other debt instruments that contain cross-acceleration or cross-default provisions may also be accelerated and become due and payable. If any of these events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend our debt agreements or obtain needed waivers on satisfactory terms.

To service our indebtedness, we require a significant amount of cash, and our ability to generate cash will depend on many factors beyond our control.

              Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures depends in part on our ability to generate cash in the future. This ability is, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

              We cannot assure that we will generate sufficient cash flow from operations, that we will realize operating improvements on schedule or that future borrowings will be available to us in an amount sufficient to enable us to service and repay our indebtedness or to fund our other liquidity needs. If we are unable to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure that any refinancing or debt restructuring would be possible, that any assets could be sold or that, if sold, the timing of the sales and the amount of proceeds realized from those sales would be favorable to us or that additional financing could be obtained on acceptable terms. Disruptions in the capital and credit markets, as have been experienced during 2008 and 2009 to date, could adversely affect our ability to meet our liquidity needs or to refinance our indebtedness, including our ability to draw on our existing credit facilities or enter into new credit facilities. Banks that are party to our existing credit facilities may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Risks Related to the PGS Onshore Acquisition

The financial information included and incorporated by reference in this prospectus supplement may not necessarily reflect what the results of operations, financial condition and cash flows of the PGS Onshore business would have been outside Petroleum Geo-Services ASA or if operated on a combined basis with us.

              The combined financial statements and the other financial information for PGS Onshore we have included and incorporated by reference in this prospectus supplement have been derived from the consolidated financial statements and accounting records of Petroleum Geo-Services and so do not necessarily reflect what the results of operations, financial condition and cash flows of PGS Onshore would have been had PGS Onshore been operated as a stand-alone business or under separate ownership.

              In addition, we and PGS Onshore have been operating our respective business operations separately prior to the PGS Onshore acquisition. We have no prior history as a combined entity and our operations have not been previously managed on a combined basis. The combined financial statements of PGS Onshore have been prepared for the purposes of presenting, as far as practicable, the financial position, results of operation and cash flows of PGS Onshore as they existed within Petroleum Geo-Services at the relevant time. This required the aggregation of financial information of the entities which make up PGS Onshore, the elimination of inter-company transactions and balances, proportional allocation of central management costs and other adjustments. Therefore, the historical financial statements and pro forma financial data presented or incorporated by reference in this prospectus supplement may not reflect what our results of operations, financial position and cash flows would have been had we operated on a combined basis and may not be indicative of what our results of operations, financial position and cash flows will be in the future.

              The proposed PGS Onshore acquisition has not been completed and, as a result, we are currently not in a position to measure fair values and make related adjustments to recorded values of the assets and liabilities of PGS Onshore, as required by applicable purchase accounting rules. However, we will make these adjustments, which will be reflected in our financial statements following consummation of the PGS Onshore acquisition.

PGS Onshore may have liabilities which are not known to us.

              As a result of the PGS Onshore acquisition, we will assume certain liabilities. There may be liabilities that we failed or were unable to discover in the course of performing our due diligence investigation on PGS Onshore. We cannot assure you that rights to indemnification by the sellers to us will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or assets acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations. As we integrate PGS Onshore into our business, we may learn additional information about PGS Onshore that adversely affects us, such as unknown or contingent liabilities and issues relating to compliance with applicable laws.

We will use a substantial portion of the net proceeds of this offering to fund an escrow account to repurchase the notes if we consummate the concurrent note offering but are unable to consummate the PGS Onshore acquisition prior to the termination of the escrow account.

              Under the terms of the concurrent note offering, we will be required to place into escrow 101% of the offering price of the notes plus the interest payable on the notes from and including the issue date of the notes to, but excluding, March 15, 2010. The amount we will be required to deposit into escrow will be approximately $16.5 million more than the net proceeds of the note offering. We expect the escrow will terminate on or after February 15, 2010, which is the termination date of the acquisition agreement for the PGS Onshore acquisition. If we are unable to close the PGS Onshore acquisition prior to the expiration of the escrow account, we will be required to redeem the notes for 101% of the aggregate issue amount of the notes, plus accrued interest.

If we are required to borrow under our bridge facility to fund the PGS Onshore acquisition, we will be subject to additional covenants and higher interest rates.

              We have received a commitment from Royal Bank of Canada to loan us $275.0 million to finance the PGS Onshore acquisition. The interest rate under the bridge loan will be based on LIBOR plus a premium, which will increase over time, and is likely to be higher than the interest rate we incur under the notes offered concurrently herewith. In addition, the bridge loan will require that we comply with more strict covenants, and will provide that we will be in default if we do not maintain certain financial ratios. These covenants will place more restrictions on our business than would the notes offered concurrently herewith and will require that we use a substantial portion of our available capital to repay the bridge loan. The bridge loan, therefore, is likely to restrict our ability to grow our business and to use capital to expand or upgrade our equipment and our multi-client seismic library.

Risks Related to our Common Stock

Our stock price may be volatile and may decrease in response to various factors, which could adversely affect our business and cause our stockholders to suffer significant losses.

              Although we are listed on a national exchange, our common stock is illiquid and its price has been and may continue to be volatile in the future. The market price of our common stock may be influenced by many factors, many of which are beyond our control, including the risks described in this "Risk Factors" section and the following:

  •
  decreases in prices for oil and natural gas resulting in decreased demand for our services;

  •
  variations in our operating results and failure to meet expectations of investors and analysts;

  •
  the public's reaction to our press releases, other public announcements and its filings with the SEC;

  •
  increases in interest rates;

  •
  the loss of customers;

  •
  competition;

  •
  overcapacity within industry;

  •
  illiquidity of the market for our common stock;

  •
  sales of common stock by existing stockholders; and

  •
  other developments affecting us or the financial markets.

              We are unable to predict the extent to which investor interest in us will affect the liquidity of our shares of common stock. If liquidity remains low, stockholders may have difficulty selling our common stock.

Our stock price may decline when our financial results decline or when events occur that are adverse to us or our industry.

              You can expect the market price of our common stock to decline when our financial results decline or otherwise fail to meet the expectations of the financial community or the investing public or at any other time when events actually or potentially adverse to us or the oil and natural gas industry occur. Our common stock price may decline to a price below the price you paid to purchase your shares of common stock.

We do not expect to pay dividends on our common stock and investors will be able to receive cash in respect of the shares of common stock only upon the sale of the shares.

              We have never paid cash dividends on our common stock. We have no intention in the foreseeable future to pay any cash dividends on our common stock and the credit agreement with PNC Bank, National Association restricts, and our new senior secured credit agreement and the indenture that will govern the senior secured notes we are concurrently offering will restrict, our ability to pay dividends on our common stock. Therefore, an investor in our common stock will obtain an economic benefit from holding our common stock only after an increase in its trading price and only by selling the common stock.

Shares eligible for future issuance or sale may cause our common stock price to decline, which may negatively impact your investment.

              Issuances or sales of substantial numbers of additional shares of our common stock, including in connection with future acquisitions, if any, or the perception that such issuances or sales could occur, may cause prevailing market prices for shares of our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at a time and price favorable to us. As of September 30, 2009, 10,822,192 shares of our common stock were outstanding. Also as of such date, there were (a) 321,082 shares of our common stock reserved for issuance upon the exercise of outstanding options with a weighted average exercise price of $14.89 per share, (b) 514,105 shares of common stock reserved for issuance upon the exercise of outstanding warrants with a weighted average exercise price of $20.00 per share and (c) 4,155,910 shares of common stock issuable upon conversion of the series B preferred stock. As of September 30, 2009, after giving effect to this offering, the issuance of shares to Petroleum Geo-Services in connection with the PGS Onshore acquisition and the transactions described under "Prospectus Supplement Summary—Financing of the PGS Onshore Acquisition— Preferred Stock Restructuring", we would have had 17,725,810 shares of common stock outstanding (18,325,810 shares of common stock outstanding if the underwriters in this offering exercise their over-allotment option in full).

A substantial amount of our voting stock is controlled by a small number of stockholders whose interests may conflict with those of other holders and consent of the holders of the our series B preferred stock will be required to take certain actions.

              Steven A. Webster, William R. Ziegler, Avista and their respective affiliates collectively own approximately 30.7% of our outstanding shares of common stock as of September 30, 2009. In addition, as of September 30, 2009, Avista and its affiliates own 389,747 shares of our series B preferred stock. Because the holders of our series B preferred stock have the right to vote on an as-converted basis with the holders of our common stock, voting together as a single class as of September 30, 2009, Avista and the stockholders named above have approximately 49.8% of the voting power of any matter brought for the vote of stockholders at a meeting. As a result of this ownership, these stockholders are able to decide any matter requiring the approval of holders of our common stock. Subject to the right of the holders of our series B preferred stock as discussed below, such matters include the election of directors, the adoption of amendments to our certificate of incorporation, by-laws and approval of mergers or sales of substantially all of our assets.

              Messrs. Webster and Ziegler are also members of our Board of Directors. Additionally, in accordance with the terms and provisions of the Securities Purchase Agreement, dated as of September 8, 2006, by and among the purchasers of our series B preferred stock and us, Avista received the right to appoint one director to our board of directors. Accordingly, Robert L. Cabes, Jr. was appointed to our Board of Directors on November 2, 2006.

              In connection with this offering we will restructure the outstanding series B preferred stock, and in connection with the PGS Onshore acquisition we will issue common stock to Petroleum Geo-Services and its subsidiaries. Although these transactions and this offering will reduce the percent of our outstanding common stock owned by affiliates of Avista, they will continue to own a significant amount of our stock after these transactions.

PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY

              Our common stock is listed on the NYSE Amex under the symbol "GOK." The last reported sales price of our common stock on the NYSE Amex on December 4, 2009 was $12.42. As of December 4, 2009, we had issued and outstanding 10,822,192 shares of common stock. The following table sets forth the range of high and low sales prices of our common stock on the NYSE Amex for the periods indicated.

	Market Prices
Period Ended:	Low	High
Fiscal Year 2009
Fourth Quarter (through December 4, 2009)	$9.35	$21.21
Third Quarter	$9.88	$22.55
Second Quarter	$3.13	$15.95
First Quarter	$1.84	$4.19
Fiscal Year 2008
Fourth Quarter	$2.00	$19.00
Third Quarter	$14.83	$27.15
Second Quarter	$17.39	$21.10
First Quarter	$14.81	$20.40
Fiscal Year 2007
Fourth Quarter	$18.48	$25.24
Third Quarter	$16.80	$31.60
Second Quarter	$22.45	$34.50
First Quarter	$24.99	$33.00

              No dividends have been declared or paid on our common stock to date. We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Our current business plan is to retain any future earnings to finance the expansion and development of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors, and will be dependent upon our financial condition, results of operations, capital requirements and other factors as our board may deem relevant at that time.

USE OF PROCEEDS

              We estimate that the net proceeds from this offering will be approximately $46.7 million (or $53.8 million if the underwriters exercise their option to purchase additional shares in full), based on an assumed offering price of $12.42 per share, which is the last reported sale price of our common stock on the NYSE Amex on December 4, 2009, after deducting underwriters' discounts, commissions and our estimated offering expenses. We intend to use the net proceeds of this offering to fund a portion of the PGS Onshore acquisition, and any remaining net proceeds for general corporate purposes, which could include the costs to mobilize our seismic crews. The completion of this common stock offering is not contingent upon the completion of the PGS Onshore acquisition. If the PGS Onshore acquisition is not completed, we intend to use approximately $16.5 million of the net proceeds of this offering together with the net proceeds of the concurrent notes offering deposited into escrow to redeem the notes, and for general corporate purposes, which could include the costs to mobilize our seismic crews.

              Pending application, we plan to use the net proceeds that we receive from this offering to reduce indebtedness under our revolving credit facility.

CAPITALIZATION

              The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2009, on an actual basis, on an as adjusted basis to give effect to this offering at an assumed offering price of $12.42 per share, which was the last reported sale price of our common stock on the NYSE Amex on December 4, 2009 and the preferred stock restructuring, and on a pro forma as adjusted basis to give further effect to the PGS Onshore acquisition, the common stock to be issued to Petroleum Geo-Services, our concurrent note offering and the execution of our new senior secured credit facility. This table should be read in conjunction with our financial statements and the pro forma financial information, all of which is incorporated by reference in this prospectus supplement.

	As of September 30, 2009
	Historical	As Adjusted	Pro forma As Adjusted
		(unaudited)
	(in thousands)
Cash and cash equivalents	$19,395	$19,506	$63,703
Debt:
Existing credit facility	$43,984	$—	—
New senior secured revolving credit facility	—	—	—
Mandatorily redeemable preferred stock	—	32,818	32,818
% Senior secured notes (net of discount)	—	—	272,250

Total debt	$43,984	$32,818	$305,068
Capital leases	31,409	31,409	—

Total debt including capital leases	$75,393	$64,227	$305,068
Mezzanine equity	101,054	70,363	70,363
Shareholders' equity:
Common stock, $0.01 par value, 100,000,000 shares authorized; 10,822,192 shares issued and outstanding (15,572,192 shares issued and outstanding on an as adjusted basis and 17,725,808 outstanding on a pro forma basis)	$106	$154	$175
Additional paid in capital	184,214	238,755	264,814
Retained earnings	(52,755)	(54,177)	(59,390)
Accumulated other comprehensive income	20	20	20

Total shareholders' equity	$131,585	$184,752	$205,619
Total capitalization	$308,032	$319,342	$581,050

MATERIAL UNITED STATES FEDERAL INCOME AND
ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

              The following is a summary of the material U.S. federal income and, to a limited extent, estate tax consequences relating to the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a "capital asset" (generally, property held for investment) by a non-U.S. holder (as defined below).

              A "non-U.S. holder" means a beneficial owner of common stock (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not for U.S. federal income tax purposes any of the following:

  •
  an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the "substantial presence" test under Section 7701(b) of the Internal Revenue Code of 1986, as amended, or the "Code";

  •
  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

              This summary is based upon provisions of the Code and Treasury regulations, administrative rulings and judicial decisions, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxation and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws such as (without limitation):

  •
  certain U.S. expatriates;

  •
  stockholders that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

  •
  stockholders that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

  •
  stockholders that are partnerships or entities treated as partnerships for U.S. federal income tax purposes, or other pass-through entities, or owners thereof;

  •
  financial institutions;

  •
  insurance companies;

  •
  tax-exempt entities;

  •
  dealers in securities or foreign currencies; and

  •
  traders in securities that mark-to-market.

              Furthermore, this summary does not address any aspect of state, local or foreign tax laws or the alternative minimum tax provisions of the Code.

              If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holding our common stock, you should consult your tax advisor.

              We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS CONSIDERING THE PURCHASE OF COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

              No dividends have been declared or paid on our common stock to date. The documents governing our senior credit facility and the indenture governing our Senior Notes prohibit the payment of dividends. Accordingly, we do not expect to declare or pay any dividends on our common stock for the foreseeable future. However, if we do make distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder's adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock and will be treated as described under "—Gain on Disposition of Common Stock" below. Any dividend paid to a non-U.S. holder of our common stock ordinarily will be subject to withholding of U.S. federal income tax at a rate of 30%, or such lower rate as may be specified under an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN (or an applicable substitute or successor form) properly certifying eligibility for the reduced rate.

              Dividends paid to a non-U.S. holder that are effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are also attributable to a U.S. permanent establishment of the non-U.S. holder) generally will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. In such case, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In order to obtain this exemption from withholding tax, a non-U.S. holder must provide us with an IRS Form W-8ECI (or an applicable substitute or successor form) properly certifying eligibility for such exemption. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

              Any gain realized on the disposition of our common stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is also attributable to a U.S. permanent establishment of the non-U.S. holder);

  •
  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "U.S. real property holding corporation," or USRPHC, for U.S. federal income tax purposes.

              A non-U.S. holder who has gain that is described in the first bullet point immediately above will be subject to tax on the net gain derived from the disposition under regular graduated U.S. federal income tax rates in the same manner as if it were a U.S. person as defined under the Code. In addition, a non-U.S. holder described in the first bullet point immediately above that is a foreign corporation may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

              An individual non-U.S. holder who meets the requirements described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S. source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

              With respect to our status as a USRPHC, we believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, so long as our common stock continues to be "regularly traded on an established securities market," a non-U.S. holder will be taxable on gain recognized on the disposition of our common stock only if the non-U.S. holder actually or constructively holds or held more than 5% of such common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder's holding period for our common stock. If our common stock were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our common stock.

              Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Federal Estate Tax

              If you are an individual, common stock owned or treated as being owned by you at the time of your death will be included in your gross estate for U.S federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

              We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

              A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code) or such holder otherwise establishes an exemption.

              Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code) or such owner otherwise establishes an exemption.

              Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability provided all required information is furnished to the IRS.

UNDERWRITING

              Under the terms and subject to the conditions contained in an underwriting agreement dated December             , 2009, we have agreed to sell to the underwriters named below, for whom RBC Capital Markets Corporation is acting as representative, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
RBC Capital Markets Corporation
Raymond James & Associates, Inc.
Capital One Southcoast, Inc.
Howard Weil Incorporated
Pritchard Capital Partners, LLC

Total	4,000,000

              The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

              We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 600,000 additional shares at the offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

              The underwriters propose to offer the shares of common stock directly to the public at the offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $                        per share. The underwriters and selling group members may allow a discount of $                        per share on sales to other broker/dealers. After the offering, RBC Capital Markets Corporation may change the offering price and concession and discount to broker/dealers.

              The following table summarizes the compensation we will pay:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Underwriting discounts and commisions paid by us	$	$	$	$

              The expenses of the offering that are payable by us are estimated to be $100,000 (exclusive of underwriting discounts and commissions).

              Upon or prior to execution of the underwriting agreement, we and each of our executive officers and directors and certain stockholders will have agreed that none of us will issue, sell, transfer or dispose of any shares of our common stock or securities convertible into or exercisable for any shares of our common stock, without the prior written consent of RBC Capital Markets Corporation for a period of ninety (90) days after the date of the underwriting agreement, other than in this offering in accordance with the terms of the underwriting agreement. If we issue an earnings release or material news, or a material event relating to us occurs, during the last 17 days of the 90-day lock-up period, or if, prior to the expiration of the 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day lock-up period, the restrictions imposed by these lock-up agreements may be extended until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event for all such shares.

              We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

              Our common stock is listed on the NYSE Amex under the symbol "GOK."

              In the ordinary course of business, certain of the underwriters and their affiliates have provided and may in the future provide financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees. Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, will act as administrative agent, and RBC Capital Markets Corporation will be lead arranger, bookrunner and a lender, under our new senior secured revolving credit facility. Royal Bank of Canada has also provided a commitment to make a bridge loan to a direct, wholly-owned subsidiary of ours for the purpose of funding the PGS Onshore acquisition. In addition, RBC Capital Markets Corporation has acted as advisor to us in connection with the PGS Onshore acquisition.

              In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

              These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE Amex or otherwise and, if commenced, may be discontinued at any time.

              A prospectus supplement and accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering. RBC Capital Markets Corporation may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make Internet distributions on the same basis as other allocations.

Notice to Prospective Investors in the EEA

              In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

    (a)
    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

    (b)
    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

    (c)
    by the underwriters to fewer than 100 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

    (d)
    in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

              Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus supplement.

              For the purposes of this provision, and your representation below, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

              Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

    (a)
    it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

    (b)
    in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in the United Kingdom

              In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

              The validity of the securities offered by this prospectus supplement will be passed upon for us by Haynes and Boone, LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

EXPERTS

              UHY LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference herein. Our financial statements are incorporated by reference in reliance on UHY's reports, given on their authority as experts in accounting and auditing.

              The combined balance sheets of PGS Onshore, owned by Petroleum Geo-Services ASA, (the "Company") as of December 31, 2008 and 2007, and the related combined statements of operations, changes in parent net invested capital, and cash flows for each of the years in the three year period ended December 31, 2008, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

              The audit report covering the combined balance sheets of PGS Onshore as of December 31, 2008 and 2007, and the related combined statements of operations, changes in parent net invested capital, and cash flows for each of the years in the three year period ended December 31, 2008 contains an explanatory paragraph that states that the combined financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity, as discussed in note 2 to the combined financial statements.

WHERE YOU CAN FIND MORE INFORMATION

              We file annual, quarterly and current reports, proxy statements and other information electronically with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549 or at the SEC's other public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are available on the SEC's website at www.sec.gov. We also make available free of charge on our website, at www.geokinetics.com, all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonable practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and does not constitute a part hereof or thereof.

 INCORPORATION BY REFERENCE

              The SEC allows us to "incorporate by reference" into this prospectus supplement the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and the results of our operations. The information we incorporate by reference is an important part of this prospectus supplement. You should read the information incorporated by reference for more detail. Information that we file later with the SEC will automatically update and replace the information currently in this prospectus supplement and information previously filed with the SEC.

              We incorporate by reference into this prospectus supplement the documents listed below, any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering to which this prospectus supplement relates, excluding any portions thereof that are deemed to be furnished and not filed:

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 16, 2009;

  •
  Our quarterly reports on Form 10-Q for the quarters ended on March 31, 2009, as filed with the SEC on May 8, 2009, June 30, 2009, as filed with the SEC on August 7, 2009 and September 30, 2009, as filed with the SEC on November 6, 2009;

  •
  Our current reports on Form 8-K, as filed with the SEC on February 18, 2009 (File No. 09616869), February 27, 2009, May 28, 2009, August 7, 2009, August 25, 2009, December 4, 2009 and December 7, 2009, and our current report on Form 8-K/A, as filed with the SEC on February 27, 2009, in each case other than information furnished and not filed with the SEC; and

  •
  The description of our common stock contained in our Registration Statement on S-1 File No. 333-140385) filed on April 27, 2007.

              You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC's web site at www.sec.gov. You may also request a copy of any document incorporated by reference in this prospectus supplement (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet web site at www.geokinetics.com, or by writing or calling us at the following address and telephone number:

Geokinetics Inc.
Office of the Corporate Secretary
1500 CityWest Blvd, Suite 800
Houston, Texas 77042
(281) 848-6986
Corporate.secretary@geokinetics.com

              You should rely only on the information provided in and incorporated by reference into this prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date indicated on these documents.

Prospectus

GEOKINETICS INC.
$250,000,000
Debt Securities
Preferred Stock
Common Stock
Warrants

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our securities. Our common stock is quoted on the NYSE Amex under the symbol "GOK."

        THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

        INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS. RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES WILL BE DESCRIBED IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND OUR PERIODIC AND OTHER REPORTS WE FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, AS DESCRIBED IN "RISK FACTORS" ON PAGE 2. YOU SHOULD CAREFULLY CONSIDER THOSE RISK FACTORS BEFORE INVESTING.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 25, 2009.

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we filed with the Securities and Exchange Commission, or SEC. Under this registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings with an aggregate offering price of up to $250,000,000. This prospectus provides you with a general description of the securities we may offer. As permitted by the rules of the SEC, this prospectus does not contain all the information set forth in the registration statement. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. That prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings "Where You Can Find More Information" and "Incorporation by Reference."

        You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

        The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

        When used in this prospectus or in any supplement to this prospectus, the terms "Geokinetics," the "Company," "we," "our" and "us" refer to Geokinetics Inc. and its subsidiaries, unless otherwise indicated or the context otherwise requires.

GEOKINETICS INC.

        We are a full-service, global provider of seismic data acquisition and seismic data processing and interpretation services based in Houston, Texas. We operate in land, marsh and swamp areas, or transition zones, and shallow water environments. Our services are used by oil and natural gas exploration and production companies to identify and analyze drilling prospects, maximize drilling success, optimize field development and enhance production economics.

        We seek to differentiate ourselves from our competitors through our focus on harsh environments, difficult to shoot locations and the innovative application of our specialized equipment and processes. We primarily perform three-dimensional seismic data surveys for our customers, which include many national oil and gas companies, major international oil and gas companies and public and private independent operators. In addition, we perform a significant amount of work for seismic data library companies that acquire seismic data to license to oil and gas companies rather than for their own use.

        We provide our seismic data acquisition services in the Gulf Coast, Mid-Continent, California, Appalachian and Rocky Mountain regions of the United States, Western Canada, Canadian Arctic, Central and South America, Africa, the Middle East, Australia/New Zealand and the Far East. We engage in seismic data acquisition services in land, transition zone and shallow water environments on a contract and non-exclusive basis for our customers. Our equipment is capable of collecting two-dimensional, three dimensional and multi-component seismic data.

        Additional information concerning our business and operations is incorporated by reference herein from our other filings made with the Securities and Exchange Commission and may be included in applicable prospectus supplements and any pricing supplements.

        Our corporate offices are located at 1500 CityWest Blvd., Suite 800, Houston, Texas 77042, and our telephone number is (713) 850-7600.

RISK FACTORS

        Investment in our securities subjects a shareholder to uncertainties and risks. Investors should carefully consider and evaluate all of the information included or incorporated by reference in this prospectus, including the risk factors described in our most recent annual report on Form 10-K, financial statements and related notes updated by our quarterly reports on Form 10-Q, as well as other SEC filings filed after such annual report. Our business, financial condition, liquidity or results of operations have the potential to be materially adversely affected if any of the risks were to actually occur.

FORWARD LOOKING STATEMENTS

        Certain maters discussed in this prospectus, except for historical information contained here but including the information we incorporate by reference, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this prospectus, words such as "anticipates," "believes," "expects," "estimates," "intends," "plans," "projects," and similar expressions, as they relate to our Company or management, identify forward-looking statement. Forward-looking statements include but are not limited to statements about business outlook for the year, backlog and bid activity, business strategy and related financial performance and statements with respect to future benefits. These statements are based on certain assumptions made by us based on management's experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate. Management's expectations and assumptions regarding our operations and other anticipated future developments are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. These include risks relating to job delays or cancellations, impact from severe weather conditions, reduction in oil and gas prices, the continued disruption in worldwide financial markets, cancellation of existing backlog or failure to generate additional backlog, and other important factors that could cause actual results to differ materially from those projected. Backlog is an estimate and consists of written orders and commitments for our services which we believe to be firm, however, in many instances the contracts are cancelable by customers so we may never realize some, or all, of our backlog, which may lead to lower than expected financial performance. Although we believe that the expectations reflected in such statements are reasonable, there is no assurance that such expectations will be correct. All of our forward-looking statements, whether written oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

        Unless we inform you otherwise in the prospectus supplement or any pricing supplement, we expect to use the net proceeds generated from the sale of securities offered by this prospectus for general corporate purposes. General corporate purposes include the repayment or refinancing of debt, further expansion of our seismic data operations, acquisitions and other capital requirements.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents our historical ratio of earnings to fixed charges for the periods shown:

		Year Ended December 31,
	Six Months Ended June 30, 2009
		2008	2007	2006	2005	2004
Ratio of earnings to fixed charges	2.5	1.3	—	—	—	—
Ratio of earnings to combined fixed charges and preferred dividends	1.8	—	—	—	—	—

        The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. "Earnings" consist of pretax income from continuing operations plus fixed charges, less interest capitalized. The term "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts, and capitalized expenses related to indebtedness, and (c) an estimate of the interest within rental expense. The amount of preferred dividends is the amount of pre-tax earnings that is required to pay the dividends on outstanding preferred stock. In the periods before the year ended December 31, 2008, earnings were not sufficient to cover fixed charges. In the periods before the six months ended June 30, 2009, earnings were not sufficient to cover fixed charges and preferred dividends.

DESCRIPTION OF DEBT SECURITIES

        The debt securities of Geokinetics covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities on a senior unsecured basis under one or more separate indentures between us, one or more of our subsidiaries, if any, that may be guarantors (the "Subsidiary Guarantors") and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a senior indenture. We will issue subordinated debt securities under one or more separate indentures between us, the Subsidiary Guarantors, if any, and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a subordinated indenture. We refer to the senior indentures and the subordinated indentures collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, the senior debt of Geokinetics (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

        We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have incorporated by reference the form of senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. Please read "Where You Can Find More Information."

        In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to Geokinetics mean Geokinetics Inc. only and do not include its subsidiaries.

Provisions Applicable to Each Indenture

        The indentures do not limit the amount of debt securities that may be issued under that indenture, and do not limit the amount of other unsecured debt or securities that Geokinetics may issue. Geokinetics may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

        Geokinetics conducts substantially all of its operations through subsidiaries, and those subsidiaries generate substantially all its operating income and cash flow. As a result, distributions or advances from those subsidiaries are the principal source of funds necessary to meet the debt service obligations of Geokinetics. Contractual provisions or laws, as well as the subsidiaries' financial condition and operating requirements, may limit the ability of Geokinetics to obtain cash from its subsidiaries that it requires to pay its debt service obligations, including any payments required to be made under the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors of the subsidiaries of Geokinetics on their assets and earnings, to the extent Geokinetics's subsidiaries do not guarantee the debt securities.

        The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event Geokinetics participates in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require Geokinetics to repurchase its securities in the event of a decline in Geokinetics's credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

        Terms.    The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether the debt securities will be senior or subordinated debt securities;

  •
  the title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

  •
  the date or dates on which the principal of and any premium on the debt securities will be payable;

  •
  any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

  •
  any right to extend or defer the interest payment periods and the duration of the extension;

  •
  whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

  •
  whether the debt securities are entitled to a guarantee of any Subsidiary Guarantors;

  •
  the place or places where payments on the debt securities will be payable;

  •
  any provisions for optional redemption or early repayment;

  •
  any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

  •
  whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

  •
  the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  •
  any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

  •
  any changes or additions to the events of default or covenants described in this prospectus;

  •
  any restrictions or other provisions relating to the transfer or exchange of debt securities;

  •
  any terms for the conversion or exchange of the debt securities for other securities of Geokinetics or any other entity;

  •
  with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

  •
  any other terms of the debt securities not prohibited by the applicable indenture.

        Geokinetics may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If Geokinetics sells these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

        If Geokinetics sells any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

        Consolidation, Merger and Sale of Assets or any Subsidiary Guarantors.    Unless we inform you otherwise in the applicable prospectus supplement, the indentures generally permit a consolidation or merger between Geokinetics or any Subsidiary Guarantor and another entity. They also permit Geokinetics or any Subsidiary Guarantors to sell, lease, convey, transfer or otherwise dispose of all or substantially all of their assets. Geokinetics and any Subsidiary Guarantors have agreed, however, that they will not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of their assets to any entity unless:

  •
  immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

  •
  if Geokinetics or the Subsidiary Guarantor, as the case may be, is not the continuing entity, the resulting entity or transferee is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities and the performance of its covenants and obligations under the indenture and the debt securities.

        Upon any such consolidation or merger in which Geokinetics is not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving Geokinetics, the resulting entity or transferee will be substituted for Geokinetics under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, Geokinetics will be released from the applicable indenture.

        Events of Default.    Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

  •
  failure to pay interest when due on that series of debt securities for 30 days;

  •
  failure to pay principal of or any premium on that series of debt securities when due;

  •
  failure to make any sinking fund payment when required for that series for 30 days;

  •
  failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

  •
  specified events involving bankruptcy, insolvency or reorganization of Geokinetics Inc. or any Subsidiary Guarantor, if such Subsidiary Guarantor is a guarantor with respect to that series of debt securities and it is a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933;

  •
  specified events involving the subsidiary guarantees; and

  •
  any other event of default provided for that series of debt securities.

        A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

        If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement.

        A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

  •
  the holder gives the trustee written notice of a continuing event of default for that series;

  •
  the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

  •
  the holders offer to the trustee indemnity satisfactory to the trustee;

  •
  the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

  •
  during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

        This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

        In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

  •
  with respect to debt securities of a series, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

  •
  with respect to all debt securities issued under the applicable indenture that are affected, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

        The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

        The indentures require Geokinetics to file each year with the trustee a written statement as to its compliance with the covenants contained in the applicable indenture.

        Modification and Waiver.    Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

  •
  reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the rate of or change the time for payment of interest on the debt security;

  •
  reduce the principal of the debt security or change its stated maturity;

  •
  reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

  •
  change any obligation to pay additional amounts on the debt security;

  •
  make payments on the debt security payable in currency other than as originally stated in the debt security;

  •
  impair the holder's right to institute suit for the enforcement of any payment on the debt security;

  •
  make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

  •
  with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

  •
  waive a continuing default or event of default regarding any payment on the debt securities.

        Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to provide for the assumption of the obligations under the indenture of Geokinetics by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

  •
  to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

  •
  to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

  •
  to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

  •
  to add covenants that would benefit the holders of any debt securities or to surrender any rights Geokinetics has under the indenture;

  •
  to add events of default with respect to any debt securities;

  •
  to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; provided, that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus supplement will not be deemed to adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

  •
  to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

        The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

        Defeasance.    When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at Geokinetics's option, either of the following will occur:

  •
  Geokinetics and any Subsidiary Guarantors will be discharged from their obligations with respect to the debt securities of that series ("legal defeasance"); or

  •
  Geokinetics and any Subsidiary Guarantors will no longer have any obligation to comply with the consolidation, merger, and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply ("covenant defeasance").

        If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, the obligation of Geokinetics to pay principal, premium and interest on the debt securities and, if applicable, a Subsidiary Guarantor's guarantee of the payments, will also survive.

        Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

        Governing Law.    New York law will govern the indentures, the debt securities and the guarantees.

        Trustee.    If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person's own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

        Each indenture contains limitations on the right of the trustee, if it becomes a creditor of Geokinetics or any Subsidiary Guarantor, if applicable, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with Geokinetics or any Subsidiary Guarantor, if applicable. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

        Form, Exchange, Registration and Transfer.    The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent Geokinetics designates. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

        The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents Geokinetics initially designates, Geokinetics may at any time rescind that designation or approve a change in the location through which any transfer agent acts. Geokinetics is required to maintain an office or agency for transfers and exchanges in each place of payment. Geokinetics may at any time designate additional transfer agents for any series of debt securities.

        In the case of any redemption, Geokinetics will not be required to register the transfer or exchange of:

  •
  any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

  •
  any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

        Payment and Paying Agent.    Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At Geokinetics's option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

        Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. Geokinetics may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in a prospectus supplement, a "business day" is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

        Notices.    Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

        Replacement of Debt Securities.    Geokinetics will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to Geokinetics and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and Geokinetics may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

        Book-Entry Debt Securities.    The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

        Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as described below. Unless we inform you otherwise in the prospectus supplement, Geokinetics may not make any payment of principal of or any premium or interest on the subordinated debt securities if it fails to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

        The subordination does not affect Geokinetics's obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

        The subordinated indenture does not limit the amount of Senior Debt that Geokinetics may incur. As a result of the subordination of the subordinated debt securities, if Geokinetics becomes insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

        Unless we inform you otherwise in a prospectus supplement, "Senior Debt" will mean all debt, including guarantees, of Geokinetics, unless the debt states that it is not senior to the subordinated debt securities or other junior debt of Geokinetics. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

GUARANTEE

        The Subsidiary Guarantors may fully and unconditionally guarantee on an unsecured basis the full and prompt payment of the principal of and any premium and interest on the debt securities issued by Geokinetics when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantee provides that in the event of a default in the payment of principal of or any premium or interest on a debt security, the holder of that debt security may institute legal proceedings directly against the applicable Subsidiary Guarantor to enforce the guarantee without first proceeding against Geokinetics. If senior debt securities are so guaranteed, the guarantee will rank equally with all of the Subsidiary Guarantor's other unsecured and unsubordinated debt from time to time outstanding and senior to any subordinated debt of the Subsidiary Guarantor. If subordinated debt securities are so guaranteed, the guarantee will be subordinated to all of the Subsidiary Guarantor's other unsecured and unsubordinated debt from time to time outstanding.

        The obligations of any Subsidiary Guarantor under the guarantee will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to any other contingent and fixed liabilities of the Subsidiary Guarantor.

        The guarantee may be released under certain circumstances. If Geokinetics exercises its legal or covenant defeasance option with respect to debt securities of a particular series as described above in "—Defeasance," then any Subsidiary Guarantor will be released with respect to that series. Further, if no default has occurred and is continuing under the indentures, and to the extent not otherwise prohibited by the indentures, any Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

  •
  automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not an affiliate of Geokinetics, of all of Geokinetics's equity interests in the Subsidiary Guarantor;

  •
  automatically upon the merger of the Subsidiary Guarantor into Geokinetics or the liquidation and dissolution of the Subsidiary Guarantor; or

  •
  following delivery of a written notice by Geokinetics to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of Geokinetics's for borrowed money, except for any series of debt securities.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 100,000,000 shares of common stock, par value $.01, of which 10,580,501 shares were issued and outstanding as of June 25, 2009, and 2,500,000 shares of preferred stock, par value $10.00, of which 407,445 shares were issued and outstanding as of June 25, 2009. Our common stock is quoted on the NYSE Amex under the symbol "GOK." The following description of our capital stock is based on our certificate of incorporation and bylaws, as amended and currently in effect.

Common Stock

General

        All issued and outstanding shares of common stock are fully paid and nonassessable.

Dividend Rights

        As long as any shares of the Series B Preferred Stock (as defined below) are outstanding, we may not pay or declare any dividends on the common stock unless we have paid, or at the same time pay or provide for the payment of, all accrued and unpaid dividends on the Series B Preferred Stock.

        In addition, our Revolving Credit, Term Loan and Security Agreement (collectively, the "Credit Agreement") dated June 8, 2006, with PNC Bank, National Association, restricts our ability to pay cash dividends on our common stock.

Voting Rights

        The holders of common stock have full voting rights on all matters requiring stockholder action, with each share of common stock entitled to one vote.

Cumulative Voting

        Holders of common stock are not entitled to cumulate votes in elections of directors.

Preemptive Rights

        No stockholder has any preemptive right to subscribe to an additional issue of any stock or to any security convertible into such stock.

Preferred Stock

        Our preferred stock may be issued in series, and shares of each series will have such rights and preferences as may be fixed by our board of directors in the resolution authorizing the issuance of that particular series. In designating any series of preferred stock, our board of directors has the authority, without further action by the holders of our common stock, to fix the rights, dividend rate, conversion rights, rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of that series of preferred stock.

        The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

  •
  the title of the preferred stock;

  •
  the maximum number of shares of the series;

  •
  the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

  •
  any liquidation preference;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

  •
  any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

  •
  any voting rights; and

  •
  any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares,

        The issuance of preferred stock by us could adversely affect the voting power of holders of or common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of us.

Series B Preferred Stock

        At June 25, 2009, we had outstanding 278,748 shares of our Series B-1 Senior Convertible Preferred Stock and 128,697 shares of our Series B-2 Convertible Preferred Stock (collectively, the "Series B Preferred Stock") which are described below. Except as provided below, the rights of the Series B-1 and the Series B-2 are the same.

Dividend Rights

        Each holder of Series B Preferred Stock is entitled to receive cumulative dividends at the rate of 8.0% per annum on the liquidation preference of $250.00 per share, compounded quarterly. At our option, such dividends may be paid in additional shares of Series B Preferred Stock, instead of cash, on any dividend payment date through October 31, 2011. After such date, all dividends must be paid in cash when and if declared.

Liquidation Rights

        Each holder of Series B Preferred Stock, in the event of our liquidation, will be entitled to a preference over the holders of shares of common stock, equal to $250.00 per share, subject to certain adjustments, plus any accrued but unpaid dividends.

Redemption Rights

        At any time after March 31, 2014, the holders of not less than a majority of either series of the shares of Series B Preferred Stock then outstanding may require us, upon written notice to the Company, to redeem all of the outstanding shares of such series of Series B Preferred Stock, in cash, at a price equal to $250.00 per share, plus any accrued but unpaid dividends.

Conversion Rights

        Each share of Series B Preferred Stock is initially convertible into 10 shares of common stock at the option of the holder. The number of shares of common stock into which each share of Series B Preferred Stock can be converted is subject to adjustment, from time to time, on the terms described in our certificate of incorporation. Unless waived by the holders of a majority in interest of the Series B-1 Preferred Stock and the holders of a majority in interest of the Series B-2 Preferred Stock, the number of shares of common stock issuable upon conversion of the Series B Preferred Stock will be increased if we issue common stock at a price below $25.00 per share.

        At our option, each share of Series B Preferred Stock is convertible into shares of common stock, immediately upon the sale of common stock in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 at a price per share yielding net proceeds to us of not less then $35.00 per share, that provides net proceeds to us and the selling stockholders, if any, of not less than $75,000,000.

Voting Rights

        The holders of Series B Preferred Stock are entitled to vote on all matters upon which holders of common stock have the right to vote and are entitled to a number of votes equal to the number of shares of common stock into which such shares of Series B Preferred Stock could then be converted.

        As long as at least 125,000 shares of Series B Preferred Stock are outstanding, the consent of the holders of a majority of our Series B Preferred Stock will be required to, among other things, make any material change to our certificate of incorporation or by-laws, declare a dividend on our common stock, increase or decrease the size of our board of directors, enter into a business combination and they are allowed to elect one director.

Preemptive Rights

        If we authorize the issuance and sale of additional shares of our common stock other than pursuant to an underwritten public offering registered under the Securities Act of 1933, or for non-cash consideration pursuant to a merger or consolidation approved by our board of directors, we must first offer in writing to sell to each holder of our Series B Preferred Stock an equivalent pro rata portion of the securities being issued.

Delaware Anti-Takeover Law and Charter and By-Law Provisions

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation's board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation's outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. A Delaware corporation may "opt out" from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not "opted out" from the application of Section 203.

        Under our certificate of incorporation and by-laws, our board of directors is not divided into classes. Each of our directors serves for a term of one year. Any vacancies on the board of directors shall be filled by vote of the board of directors until the next meeting of stockholders when the election of directors is in the regular course of business, and until a successor has been duly elected and qualified. In case of any vacancy, such vacancy may be filled by the directors by majority vote of the directors remaining on the whole board of directors.

        The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our company.

Liability and Indemnification of Officers and Directors

        Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase any combination of senior or subordinated debt securities, common stock, preferred stock or other securities. Securities warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement or any pricing supplement.

        The prospectus supplement (or the pricing supplement) relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The terms of the prospectus supplement (or pricing supplement) may include:

  •
  the title of the warrants;

  •
  the aggregate number of warrants offered;

  •
  the price or prices at which the warrants will be issued;

  •
  the currency or currencies in which the price of such warrants may be payable;

  •
  the dates or periods during which the warrants are exercisable;

  •
  the designation and terms of any securities with which the warrants are issued;

  •
  if warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

  •
  a discussion of the material United States federal income tax considerations applicable to the warrants;

  •
  any minimum or maximum amount of warrants that may be exercised at any one time; and

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

PLAN OF DISTRIBUTION

        We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents or through a combination of any of these methods. The prospectus supplement (or a pricing supplement) will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the purchase price of the securities from us;

  •
  the net proceeds to us from the sale of securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

Sale Through Underwriters or Dealers

        If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at or prior to the time of sale, including at prevailing market prices or at prices related to prevailing market prices. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

        If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

        Financial Industry Regulatory Authority Rule 5110 requires FINRA members firms (unless an exemption applies) to satisfy the filing requirements of Rule 5110 in connection with the sale of the securities included in this Registration Statement on a principal or agency basis. FINRA Notice to Members 88-101 states that in the event any securities are to be sold under this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

  •
  it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

  •
  the complete details of how the securities are and will be held, including location of the particular accounts;

  •
  whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the Company, including details regarding any such transactions; and

  •
  in the event any of the securities offered by us under this Prospectus are sold, transferred, assigned or hypothecated by us in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

        Further, no FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 5110, in connection with the sale of the securities by the Company under this prospectus, which total compensation may not exceed 8%.

Direct Sales and Sales Through Agents

        We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

        We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act of 1933.

Derivative Transactions

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

        We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

        Each series of offered securities will be a new issue, and other than the common stock, which is listed on the NYSE Amex, will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our offered securities will develop.

LEGAL MATTERS

        The validity of the issuance of the securities offered in this prospectus will be passed upon for us by Haynes and Boone, LLP. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

        Our consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and other comprehensive income and cash flow for each of the three years in the period ended December 31, 2008 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by UHY LLP, independent registered public accounting firm, as stated in their report appearing therein and are incorporated in reliance of the report of such firm given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities we may offer pursuant to this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about Geokinetics. The rules and regulations of the SEC allow us to omit some information included in the registration statement from the prospectus.

        We file annual, quarterly and current reports, proxy statements and other information electronically with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference room at 100 F Street, N.E., Washington D.C. 20549 or at the SEC's other public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are available on the SEC's website at http://www.sec.gov. We also make available free of charge on our website, at www.geokinetics.com, all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonable practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our web site or any other web site is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and the results of our operations. The information we incorporate by reference is an important part of this prospectus. You should read the information incorporated by reference for more detail. Information that we file later with the SEC will automatically update and replace the information currently in this prospectus and information previously filed with the SEC.

        We incorporate by reference into this prospectus the documents listed below, any filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement, (excluding any portions thereof that are deemed to be furnished and not filed):

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC on March 16, 2009;

  •
  Our quarterly report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 8, 2009;

  •
  Our quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 7, 2009;

  •
  Our proxy statement on Schedule 14A filed with the SEC on April 24, 2009;

  •
  Our current reports on Form 8-K and Form 8-K/A filed with the SEC on January 13, February 18, February 27, March 9, March 25, May 8, May 26, May 28, June 1, 2009, June 11, 2009, June 18, 2009, August 7, 2009, August 12, 2009 and August 25, 2009, in each case other than information furnished and not filed with the SEC; and

  •
  The description of our common stock contained in our Registration Statement on S-1 (File No. 333-140385) filed on April 27, 2007.

        You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC's web site at the address provided above. You may also request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet web site at www.geokinetics.com, or by writing or calling us at the following address and telephone number:

Geokinetics Inc.
Office of the Corporate Secretary
1500 CityWest Blvd, Suite 800
Houston, Texas 77042
(281) 848-6986
Corporate.secretary@geokinetics.com

        You should rely only on the information provided in and incorporated by reference into this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date indicated on these documents.

4,000,000 Shares

Geokinetics Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book Running Managers
RBC Capital Markets	Raymond James

Co-Managers
Capital One Southcoast
Howard Weil Incorporated	Pritchard Capital Partners, LLC

December             , 2009